EXECUTION COPY

ASSET PURCHASE AGREEMENT

AMONG

HARLEY-DAVIDSON CANADA LP

AND

FRED DEELEY IMPORTS LTD.

AND

HARLEY-DAVIDSON MOTOR COMPANY, INC.

April 30, 2015

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION2
1.1Definitions    2
1.2Currency    12
1.3Sections and Headings    12
1.4Number, Gender and Persons    12
1.5Accounting Principles    13
1.6Entire Agreement    13
1.7Time of Essence    13
1.8Applicable Law    13
1.9Arbitration    13
1.10Severability    14
1.11Successors and Assigns    14
1.12Amendment and Waivers    15
1.13Exhibits    15
1.14Schedules    15
ARTICLE 2 - PURCHASE AND SALE OF PURCHASED ASSETS16
2.1Transfer of Purchased Assets    16
2.2Excluded Assets    19
2.3Delivery Up of Possession of Purchased Assets to the Purchaser    20
2.4Delivery Up of Possession of Excluded Assets to the Vendor    20
ARTICLE 3 - PURCHASE PRICE21
3.1Purchase Price    21
3.2Satisfaction of the Purchase Price and Other Closing Payments    21
3.3Assumption of Certain Liabilities by the Purchaser    22
3.4Excluded Liabilities    22
3.5Estimated Closing Date Financial Statement    23
3.6Working Capital and Liabilities Adjustment    23
3.7Allocation of the Purchase Price    24
3.8ETA Election    24
3.9ITA Elections    25
3.10Transfer Taxes    25
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
OF THE VENDOR    25
4.1Organization    26
4.2Authorization and Enforceability    26
4.3Tax Matters    26
4.4Residency of Vendor    26
4.5No Violation    27
4.6Consents and Approvals    27
4.7Accounts Receivable    27
4.8Inventories    27

i

4.9Title to Personal and other Property    28
4.10No other Agreement to Purchase    28
4.11Location of Real Property    28
4.12Concord Property and Richmond Property    28
4.13AReal Property    28
4.13Location of the Purchased Assets    29
4.14Compliance with Laws; Permits    29
4.15Litigation    29
4.16Vendor Contracts, Dealer Agreements and Assumed Contracts    29
4.17Computer Systems    29
4.18Warranties and Discounts    30
4.19Insurance    30
4.20Environmental    31
4.21Intellectual Property    31
4.22Labour Relations and Collective Agreements    31
4.23Employees    32
4.24Employee Plans    33
4.25Books and Records    33
4.26No Undisclosed Liabilities    33
4.27Financial Statements and Financial Books and Records    33
4.28Conduct of Business in Ordinary Course    34
4.29Conduct of Business in Accordance with Business Plan    35
4.30No Bankruptcy or Insolvency    35
4.31Compliance With Privacy Laws    35
4.32GST/HST Registration    35
4.33Equity interests    35
4.34Brokerage Fees    35
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER    36
5.1Organization    36
5.2Authorization    36
5.3No Violation    36
5.4Consents and Approvals    37
5.5GST/HST Registration    37
5.6Brokerage Fees    37
5.7No Bankruptcy or Insolvency    37
ARTICLE 6 - SURVIVAL OF COVENANTS,
REPRESENTATIONS AND WARRANTIES    37
6.1Survival of Representations and Warranties of the Vendor    37
6.2Survival of the Representations and Warranties of the Purchaser and HDMC    38
6.3Survival of Covenants    38
ARTICLE 7 - INTERIM PERIOD38
7.1Conduct of Business Prior to Closing    38
7.2Conduct of Business in Accordance with Marketing Plan    40
7.3Material Performance of Distributorship Agreement    41

ii

7.4Motorcycle Target    41
7.5Non-Current Inventory Target    41
7.6PAM Target    41
7.7Maintenance of Current Pricing    41
7.8Access for Investigation    41
7.9Performance under the Distributorship Agreement prior to Closing    42
7.10Obtaining All Authorizations    42
7.11Wind-up of HOG    43
ARTICLE 8 - OTHER COVENANTS43
8.1Regulatory Approvals    43
8.2Consents and Approvals    43
8.3Bulk Sales Waiver    44
8.4Escrow Agreement    44
8.5Concord Lease    44
8.6Richmond Occupancy License    44
8.7Non-Competition Agreements    44
8.8Transitional Services Agreement    45
8.9HDFS Discharge    45
8.10Dealer Network Relationships    45
8.11Delivery of Books and Records    45
8.12Litigation Support    46
8.13Employee Matters    46
8.14Non-Transferable and Non-Assignable Assets    49
8.15Personal Information    50
8.16Use of “Deeley” Name    51
8.17Customer Personal Information and CASL    51
8.18Gift Card Program    51
ARTICLE 9 - CONDITIONS OF CLOSING52
9.1Conditions of Closing in Favour of the Purchaser    52
9.2Conditions of Closing in Favour of the Vendor    57
9.3Survival of Disclosure Provisions    59
ARTICLE 10 - CLOSING DATE AND TRANSFER OF POSSESSION59
10.1Place of Closing    59
10.2Further Assurances    59
ARTICLE 11 - REMEDIES60
11.1Indemnification by the Vendor    60
11.2Indemnification by the Purchaser    60
11.3Notice of Claim    61
11.4Direct Claims    61
11.5Third Party Claims    62
11.6Settlement of Third Party Claims    63
11.7Co-operation    63
11.8Trustee and Agent    63
11.9Exclusivity    63

iii

11.10Insurance Proceeds and Taxes    64
11.11Right to Claim Escrow Amount    64
11.12Set off    64
11.13Limitations on Claims    64
11.14Other Limitations    65
11.15GST/HST Gross Up    65
ARTICLE 12 - MISCELLANEOUS65
12.1Notices    65
12.2Announcements    66
12.3Disclosure    67
12.4Reasonable Commercial Efforts    67
12.5Expenses    67
12.6Counterparts    67

iv

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT made as of the 30th day of April, 2015,
AMONG:
HARLEY-DAVIDSON CANADA LP, a limited partnership existing under the laws of the Province of Ontario,
(hereinafter referred to as the “Purchaser”),
OF THE FIRST PART,
- and -
FRED DEELEY IMPORTS LTD., a corporation existing under the laws of the Province of British Columbia,
(hereinafter referred to as the “Vendor”),
OF THE SECOND PART,
- and -
HARLEY-DAVIDSON MOTOR COMPANY, INC., a corporation existing under the laws of the State of Wisconsin,
(hereinafter referred to as “HDMC”),
OF THE THIRD PART.
WHEREAS the Vendor has carried on the business of being the exclusive distributor in Canada of Harley-Davidson motorcycles, parts and accessories, apparel and other merchandise prior to and under a distributorship agreement dated February 20, 2008 between HDMC and the Vendor (the “Distributorship Agreement”);
AND WHEREAS the Vendor is party to a financing agreement with Harley-Davidson Financial Services Canada (“HDFS Canada”) dated June 25, 2014 (the “Financing Agreement”);
AND WHEREAS HDMC has provided the Vendor with notice of termination of the Distributorship Agreement in accordance with its terms, which termination shall be effective as of July 31, 2017;
AND WHEREAS the Purchaser is willing to purchase the Purchased Assets (as hereinafter defined), and to arrange the early termination of the Distributorship Agreement, and the Vendor is willing to sell the Purchased Assets to the Purchaser and agree to the early termination of the

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Distributorship Agreement, in accordance with and subject to the terms and conditions of this Agreement;
AND WHEREAS HDMC consents to the foregoing transaction of purchase and sale;
NOW, THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:
ARTICLE 1 - INTERPRETATION

1.1	Definitions
For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Abatement” has the meaning set out in Section 9.1(b)(ii);

(b)
“Accounting Records” means all of the Vendor’s books of account (including the general ledger), records relating to Accounts Receivable, Inventory, Accounts Payable and Prepaid Expenses, accounting records and other financial data and information relating to the Business or the Purchased Assets, including Tax Returns;

(c)	“Accounts Payable” has the meaning set out in Section 3.3(c);

(d)	“Accounts Receivable” means any and all accounts, accounts receivable, trade accounts, notes, notes receivable, book debts or other debts due or accruing to the Vendor from:

(i)	the Dealers in connection with the Business, including pursuant to the Dealer Agreements, and any programs implemented with Dealers in connection with the Business;

(ii)	HDFS Canada; and

(iii)	the receivables set out on Schedule 1.1(d),
but excluding:

(iv)	the GE Receivables;

(v)	non-HDFS Canada receivables that are aged in excess of ninety (90) days as of the Closing Date, all as reflected on the Estimated Closing Balance Sheet, including the benefit of any security thereon, and any claim, right or remedy relating thereto;

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(e)	“Affiliate” has the meaning attributed to that term in the Canada Business Corporations Act, as amended from time to time;

(f)	“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act;

(g)
“Applicable Law” means any law, statute, ordinance, regulation, rule, by-law, decree, writ or order, protocol, code, guideline, treaty, policy, notice, direction and judicial, arbitral, administrative, ministerial or departmental judgements, awards or requirements of any Authority having jurisdiction over the Vendor or over any part of the Business or the Purchased Assets and includes Environmental Laws;

(h)	“Arbitrating Accountant” has the meaning set out in Section 3.6(c);

(i)	“Assumed Contracts” has the meaning set out in Section 2.1(a);

(j)	“Assumed Liabilities” means the liabilities and obligations of the Vendor assumed by the Purchaser pursuant to Section 3.3;

(k)
“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission, arbitrator or arbitration board or other similar body, whether federal, provincial, state, municipal or other geographic or political subdivision thereof;

(l)
“Balance Sheets” means, collectively, the audited balance sheet of the Vendor as at December 31, 2013, (the “Audited Balance Sheet”) and the unaudited, internally prepared balance sheets of the Vendor as at December 31, 2014 and March 31, 2015 (the “Unaudited Balance Sheets”), such balance sheets forming a part of the Financial Statements attached hereto as Schedule 1.1(ccc);

(m)
“Books and Records” means all books, records, files and papers, manuals and data, sales and advertising materials, lists of present and former suppliers, price lists, sales records, personnel, employment and other records (relating only to Hired Employees), customer data, documentary evidence of all licenses, orders and permits, and all other correspondence, data and information, financial or otherwise, in any format or media whatsoever, of the Vendor relating to the Business, including copies of all Accounting Records and books and records required by Applicable Law to be retained by the Vendor (the originals of which shall be retained by the Vendor), but excluding Tax Returns of the Vendor and books and records relating to the Excluded Assets;

(n)	“Break-up Fee” has the meaning set out in Section 9.2(c);

(o)
“Business” means the business carried on by the Vendor as of the date hereof of the exclusive importation and wholesale distribution to Dealers in Canada of Harley-Davidson motorcycles, parts and accessories, apparel and other merchandise in accordance with and pursuant to the Distributorship Agreement, but excludes the Dealership Business;

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(p)	“Business Day” means any day, other than a Saturday or a Sunday, on which chartered banks in Toronto, Ontario are open for business;

(q)
“Cash” means, as of the Closing Date, the amount of cash and bank deposits as reflected in the Vendor’s bank statements and certificates of deposit, including cheques and drafts deposited for the account of the Vendor;

(r)
“CASL” means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act and the regulations thereunder;

(s)	“CEM” means a commercial electronic message as such term is defined in CASL;

(t)	“Claim” has the meaning set out in Section 11.3;

(u)	“Closing” has the meaning set out in Section 10.1;

(v)
“Closing Balance Sheet” means the unaudited, internally prepared balance sheet of the Vendor as at the Closing Date, in respect of the Purchased Assets and Assumed Liabilities (and, for greater certainty, excluding the effect of any Excluded Assets and Excluded Liabilities), prepared pursuant to Section 3.6 and, to the extent applicable, on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Unaudited Balance Sheets;

(w)	“Closing Date” means August 4, 2015 or such other date as the Vendor and the Purchaser may mutually determine;

(x)	“Closing Date Financial Statement” has the meaning set out in Section 3.6(a);

(y)	“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act or his designee;

(z)	“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended, including the regulations promulgated thereunder;

(aa)	“Competition Act Approval” means:

(i)	the issuance of an Advance Ruling Certificate with respect to the transactions contemplated by this Agreement;

(ii)
the Purchaser and the Vendor have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Competition Act; or

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(iii)	the obligation to give the requisite notice has been waived pursuant to subsection 113(c) of the Competition Act, and, in the case of (ii) or (iii), the Purchaser has been advised in writing by the Commissioner or a person authorized by the Commissioner that the Commissioner does not intend, at this time, to apply to the Competition Tribunal for an order under Part VIII of the Competition Act with respect to the transactions contemplated by this Agreement, and such advice has not been rescinded or amended;

(bb)
“Concord Lease” means the lease in respect of the Concord Property to be entered into by Fred Deeley Investments Ltd., as landlord, and the Purchaser, as tenant, in the form attached as Exhibit A, and includes the lease of the Purchaser Leased Equipment;

(cc)	“Concord Property” means the property municipally known as 830 Edgeley Boulevard in Concord, Ontario;

(dd)
“Contract” means any agreement, indenture, contract, deed of trust, licence, option, right, promise, assurance, undertaking, whether written or oral, express or implied and whether or not legally binding;

(ee)	“Dealers” means the retailers to consumers in the Vendor’s dealer network that are parties to the Dealer Agreements, and “Dealer” means any one of them;

(ff)
“Dealer Agreements” means the dealer agreements between the Vendor and the Dealers entered into by the Vendor pursuant to its rights under the Distributorship Agreement and the related trade-mark agreements entered into between the Vendor and the Dealers together with any bundled services agreements entered into between the Vendor and the Dealers and any Buell transition agreements, all as listed in Schedule 1.1(ff), complete copies of which have been provided to the Purchaser as of the date hereof;

(gg)
“Dealership Business” means the business of carrying on the retail sale, lease, rental and servicing by Trev Deeley Motorcycles (1991) Ltd. of Harley-Davidson branded motorcycles, parts, lease, and accessories, apparel and merchandise, currently operated from its physical showroom facility located at 1875 Boundary Road, Vancouver, British Columbia V5M 3Y7, and shall expressly include the operation of the Deeley Motorcycle Exhibition (the “Museum”);

(hh)
“Deeley-HDMC Agreement” means the Deeley-HDMC Agreement to be entered into between HDMC and the Vendor, in respect of the Distributorship Agreement and certain other Harley-Davidson Terminated Agreements between HDMC and the Vendor, in the form attached as Exhibit B;

(ii)	“Determination Date” has the meaning set out in Section 3.6(c);

(jj)	“Direct Claim” has the meaning set out in Section 11.3;

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(kk)	“Dispute Notice” has the meaning set out in Section 3.6(c);

(ll)	“Dispute Period” has the meaning set out in Section 3.6(c);

(mm)	“Distributorship Agreement” has the meaning set out in the Recitals;

(nn)	“Employee Plans” has the meaning set out in Section 4.24;

(oo)	“Employees” has the meaning set out in Section 4.23(a);

(pp)
“Employment Legislation” means, collectively, the Ontario Human Rights Code, the Occupational Health and Safety Act (Ontario), the Pay Equity Act (Ontario), the Employment Standards Act, 2000 (Ontario) or predecessor to that Act, the Workplace Safety and Insurance Act, 1997 (Ontario) or predecessor to that Act, the Employment Standards Act (British Columbia) or predecessor to that Act, and the Employment Insurance Act (Canada), all as amended from time to time, and the comparable legislation of any other applicable jurisdiction;

(qq)
“Encumbrance” means any financial encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest, reservation of title, easement, right of occupation, any matter capable of registration against title, or any written agreement to create any of the foregoing, but excluding any Taxes not yet due and payable;

(rr)	“Environmental Condition” means the presence of any Hazardous Substance in, on, under, migrating onto or from the Concord Property;

(ss)
“Environmental Laws” means any federal, provincial or municipal law, statute, by-law, order, ordinance, code, regulation, rule, order or permit and all Environmental Permits in effect as of the Closing Date that relate to pollution or protection of the environment, human health and safety, waste disposal, emissions, discharges, Releases or threatened Releases of a Hazardous Substance or other environmental matters, and to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances;

(tt)
“Environmental Permits” means all licences, permits, approvals, consents, registrations, certificates, authorizations, exemptions, waivers, variations, clearances, orders, or other similar approvals issued or granted or required by an Authority pursuant to an Environmental Law;

(uu)
“Equipment Leases” means all equipment leases, conditional sales contracts, capital leases, title retention agreements and other similar agreements between the Vendor and third Persons relating to equipment used by the Vendor and related to the Business;

(vv)	“Escrow Agent” means an independent entity carrying on business as an escrow agent in the Province of Ontario acceptable to the parties hereto acting reasonably;

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(ww)	“Escrow Agreement” means the agreement to be entered into between the Vendor, the Purchaser, and the Escrow Agent, in the form attached hereto as Exhibit C, as contemplated in Section 8.4;

(xx)	“Escrow Amount” has the meaning set out in Section 3.2(a);

(yy)
“Estimated Closing Balance Sheet” means the unaudited, internally prepared estimated balance sheet of the Vendor as at the Closing Date, in respect of the Purchased Assets and Assumed Liabilities (and, for greater certainty, excluding the effect of any Excluded Assets and Excluded Liabilities), prepared pursuant to Section 3.6 on the same basis and applying the same accounting principles, policies and practices to the extent applicable that were used in preparing the Unaudited Balance Sheets;

(zz)	“ETA” means Part IX of the Excise Tax Act (Canada), as amended from time to time;

(aaa)	“Excluded Assets” has the meaning set out in Section 2.2;

(bbb)	“Excluded Liabilities” has the meaning set out in Section 3.4;

(ccc)
“Financial Statements” means, collectively, the audited financial statements of the Vendor for the financial year ended December 31, 2013, consisting of a balance sheet, statement of earnings and retained earnings and cash flow and all notes thereto, and the unaudited, internally prepared financial statements of the Vendor for the financial year ended December 31, 2014, and unaudited, internally prepared balance sheet of the Vendor as at March 31, 2015 and unaudited, internally prepared interim statement of earnings and retained earnings of the Vendor for the quarterly period ended March 31, 2015, copies of which are attached as Schedule 1.1(ccc);

(ddd)	“Financing Agreement” has the meaning set out in the Recitals;

(eee)	“Full Term” has the meaning set out in Section 8.10;

(fff)	“Fundamental Representations” has the meaning set out in Section 6.1(a);

(ggg)
“GE Receivables” means any and all accounts, accounts receivable, trade accounts, notes, notes receivable, book debts or other debts due or accruing to the Vendor from GE Capital Canada or from the Dealers to the Vendor to the extent that such amounts are subject to financing arrangements by GE Capital Canada in favour of the Vendor;

(hhh)	“GST/HST” means all goods and services taxes and harmonized sales taxes payable under the ETA;

(iii)
“Gift Card Program” means a program that the Vendor manages, through a third party, on behalf of Dealers, whereby gift cards are (i) purchased by retail customers at dealership locations with the purchase proceeds thereof credited to the Vendor, and (ii) used by retail customers for credit against the purchase of merchandise or services sold by Dealers;

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(jjj)
“Hazardous Substances” means any hazardous, dangerous or toxic substance, material or waste that is prohibited, controlled or regulated under any Environmental Law including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes, petroleum hydrocarbons, volatile organic compounds, polyaromatic hydrocarbons, PCBs, UFFI, lead-based materials, asbestos containing materials, and specifically includes underground storage tanks;

(kkk)	“HDFS Canada” means Harley-Davidson Financial Services Canada Inc.;

(lll)	“Hired Employees” has the meaning ascribed to it in Section 8.13(c);

(mmm)	“HOG” means Harley Owners Group Canada Inc., a wholly-owned subsidiary of the Vendor;

(nnn)	“ICA Approval” means approval or deemed approval of the transactions contemplated by this Agreement by the applicable Minister(s) pursuant to the Investment Canada Act;

(ooo)	“including” (and having correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term;

(ppp)	“Indemnified Party” has the meaning set out in Section 11.3;

(qqq)	“Indemnifying Party” has the meaning set out in Section 11.3;

(rrr)
“Intellectual Property” means all rights in patents, patent applications, trade-marks, trade-mark applications, trade-names, business names, domain names, inventions, technical data, licensed and unlicensed know-how, copyright and industrial designs;

(sss)	“Intellectual Property Assets” has the meaning set out in Section 2.1(g);

(ttt)	“Interim Period” means the period of time between the close of business on the date of execution hereof and the Time of Closing;

(uuu)	“Inventories” means, collectively, the PAM Inventory and the Motorcycle Inventory;

(vvv)	“Investment Canada Act” means the Investment Canada Act, as amended;

(www)	“ITA” means the Income Tax Act (Canada), as amended from time to time;

(xxx)	“knowledge of the Vendor” or similar expressions mean the actual knowledge of any of Don James, Malcolm Hunter and Buzz Green after reasonable inquiry;

(yyy)	“Leased Richmond Property” means the leasehold interest of the Vendor in the Richmond Property;

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(zzz)	“License Agreement” means the license agreement to be entered into between the Vendor and the Purchaser, in the form attached as Exhibit D, as contemplated in Section 8.16;

(aaaa)
“Losses”, in respect of any matter, means all claims, demands, losses, damages, liabilities, Taxes, deficiencies, costs and expenses (including reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising as a result of such matter, but excluding any indirect, special, punitive, exemplary or consequential losses or damages and losses of revenue or profit, and excluding legal costs for counsel provided to the Vendor or the Purchaser prior to the Closing Date;

(bbbb)
“Material Adverse Change” means, when used in connection with the Business, any change, event, violation, inaccuracy, circumstance or event that, when considered individually or in the aggregate together with all other adverse effects, is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, financial condition, or results of operation of the Business, but in each case shall not include the effect of (i) changes in legislation or GAAP or official interpretations of the foregoing, (ii) changes arising from or relating to this Agreement or the transactions contemplated hereby, (iii) arising from any actions or omissions of the Purchaser or the Vendor if consented to in writing by the Purchaser, or (iv) changes in general economic conditions and changes in industry-wide conditions affecting the industry in which the Business operates;

(cccc)	“Motorcycle Inventory” has the meaning ascribed to it in Section 2.1(f);

(dddd)	“Museum” has the meaning ascribed to it in Section 1.1(gg);

(eeee)	“New Dealer Agreements” has the meaning set out in Section 8.10;

(ffff)	“New HDFS Documents” means those HDFS Canada agreements to be presented to the Dealers pursuant to Section 8.10, as set forth more particularly in Schedule 1.1(ffff);

(gggg)
“Non-Competition Agreements” means the non-competition agreements to be entered into by the Vendor, Malcolm Hunter and Don James with the Purchaser and HDMC, in the form attached hereto as Exhibit E, as contemplated in Section 8.7, and “Non-Competition Agreement” means any one of them;

(hhhh)	“Non-Current Model Target” has the meaning set out in Section 7.5;

(iiii)	“Offer” has the meaning set out in Section 8.13(c);

(jjjj)	“Offered Employees” has the meaning set out in Section 8.13(c);

(kkkk)	“PAM Inventory” has the meaning ascribed to it in Section 2.1(e);

(llll)	“Permits” has the meaning set out in Section 2.1(c);

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(mmmm)
“Person” means any individual, estate, trust, firm, partnership, joint venture, corporation, unlimited liability company, limited liability company, unincorporated association or organization, government or any agency or ministry of any government, and includes any successor to any of the foregoing;

(nnnn)	“Personal Information” means the information regulated by Privacy Laws and collected, used, disclosed or retained by the Vendor in connection with the Business prior to Closing;

(oooo)	“Prepaid Expenses” has the meaning set out in Section 2.1(l);

(pppp)
“Privacy Laws” means all applicable laws and regulations governing the collection, use, disclosure and retention of information relating to an identifiable individual, including the Personal Information Protection Electronic Documents Act (Canada);

(qqqq)	“Purchase Price” has the meaning set out in Section 3.1;

(rrrr)	“Purchase Price Adjustment” means the amount, if any, payable by either the Purchaser or the Vendor to the other pursuant to Sections 3.6(d) or 3.6(e), as applicable;

(ssss)	“Purchased Assets” has the meaning set out in Section 2.1;

(tttt)	“Purchaser Employee Plans” has the meaning set out in Section 8.13(j);

(uuuu)	“Purchaser Leased Equipment” means that portion of the Vendor Equipment that forms a part of the subject matter of the Concord Lease, as set out in Schedule 1.1(uuuu);

(vvvv)
“Release” means release, spill, leak, pump, discharge, inject, escape, dispose, discharge, spray, inoculate, abandon, deposit, seep, pour, emit, and dump, and when used as a noun has a similar meaning;

(wwww)	“Richmond Lease” means the current lease agreement relating to the leasing by the Vendor of the Leased Richmond Property;

(xxxx)	“Richmond Occupancy License” means the license in respect of the Richmond Property to be entered into by the Vendor and the Purchaser, in the form attached as Exhibit E1;

(yyyy)	“Richmond Property” means the property municipally known as 13500 Verdun Place in Richmond, British Columbia;

(zzzz)	“Rights” has the meaning set out in Section 8.13(a);

(aaaaa)
“Severance Costs” means the costs incurred by the employer in providing an employee with all of his or her legal entitlements upon termination of employment without cause including any outstanding statutory notice or pay in lieu of such notice

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and severance pay under applicable employment standards legislation; any valid contractual notice or severance obligation (to the extent that such contractual notice/severance obligation exceeds statutory requirements); in the absence of any valid contractual notice or severance obligation, reasonable notice or pay in lieu of such notice under the common law; benefit continuation (including any applicable car allowance and retirement savings plan) or compensation in lieu of benefit continuation through the applicable statutory, contractual or common law notice period in excess of the pro rata amount payable by the Vendor for the period prior to Closing; any bonus payable during the applicable notice period following Closing; and any other costs incurred in good faith, acting reasonably (including reasonable legal fees incurred after the Closing Date), to secure a settlement of any and all claims that an employee might have arising out of the termination of his or her employment without cause;
(vvvv2) “Systems” has the meaning set out in Section 4.17;

(bbbbb)
“Tax” or “Taxes” means any and all taxes, charges, fees, levies, imposts, and other assessments, including all income, sales, retail, use, goods and services, harmonized sales, value added, corporation, premium, environmental, stamp, business, social services, royalty, occupancy, property development, capital, capital gains, alternative, net worth, transfer, land transfer, profits, withholding, payroll, employer health, social security, excise, franchise, recapture, real property and personal property taxes, and any other taxes, customs duties, tariffs, fees, assessments, reassessments or similar charges in the nature of a tax, including provincial pension plan contributions, employment insurance contributions and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, surtaxes, fines, penalties or additions to tax, imposed, levied, assessed, reassessed or collected by any Tax Authority;

(ccccc)	“Tax Authority” means, with respect to any Tax, the Authority that imposes, assesses and reassesses such Tax and the Authority charged with the collection of such Tax;

(ddddd)
“Tax Return” means any return, declaration, report, election, form, notice, filing, information return, or other document (whether in tangible, electronic or other form) relating to Taxes, including any amendment thereof and including any attachment or supplements thereto, filed or required to be filed with a Tax Authority, pursuant to Applicable Law in respect of Taxes;

(eeeee)
“Terminated Harley-Davidson Agreements” means, collectively, the subsisting agreements as of the date hereof between HDMC or any of its affiliates and the Vendor including the Distributorship Agreement and the Financing Agreement, as listed in Schedule 1.1(eeeee);

(fffff)	“Time of Closing” means 10:00 a.m. (Toronto time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine;

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(ggggg)	“Third Party Claim” has the meaning set out in Section 11.3;

(hhhhh)
“Transitional Services Agreement” means the transitional services agreement to be entered into between the Purchaser and the Vendor with respect to the provision by the Vendor of services from its data centres at the Concord Property and the Richmond Property, prepared in accordance with the term sheet attached hereto as Exhibit F, as contemplated in Section 8.8;

(iiiii)	“Vendor Contracts” means any and all;

(i)	written Contracts in connection with the Business under which:

(A)	the Vendor has or may acquire any rights or benefits,

(B)	the Vendor has or may become subject to any obligation or liability, or

(C)	the Vendor or any of the Purchased Assets is or may become bound, and

(ii)	unwritten purchase arrangements relating to the Business where payment to a supplier in 2014 was in excess of Cdn.$25,000, of which written instruments, contracts and agreements and unwritten purchase arrangements are listed in the attached Schedule 1.1(iiiii);

(jjjjj)
“Vendor Equipment” means the equipment owned or leased by the Vendor that is used or held for use in the conduct of the Business and has an original cost value in excess of Cdn.$5,000 as set out in Schedule 1.1(jjjjj);

(kkkkk)	“Vendor Intellectual Property” means any and all Intellectual Property owned or licensed by the Vendor and used in the Business; and

(lllll)	“Vendor Proceeding” has the meaning set out in Section 8.12.

1.2	Currency
Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3	Sections and Headings
The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section of or Schedule to this Agreement and any reference in this Agreement to a Section shall include a subsection of such Section, as applicable.

1.4	Number, Gender and Persons

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In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5	Accounting Principles
Any reference in this Agreement to generally accepted accounting principles or GAAP refers to Canadian accounting standards for private enterprises at the relevant time applied on a consistent basis.

1.6	Entire Agreement
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7	Time of Essence
Time shall be of the essence in this Agreement.

1.8	Applicable Law
This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.9	Arbitration
Any dispute, disagreement or controversy arising out of or relating to this Agreement shall be determined by arbitration in accordance with the following rules (and the parties hereby submit to arbitration for such purposes):

(a)
The arbitration will proceed in accordance with the provisions of the International Commercial Arbitration Act (Ontario) or any successor legislation. The arbitrator shall determine all matters of procedure, including the timetable for steps to be taken in the arbitration and the extent of oral and documentary discovery, if any.

(b)
The arbitration shall be conducted by a single arbitrator. The party commencing the arbitration shall provide a written notice to the other party, which shall include: (i) a description of its claim and the factual and legal basis therefor and (ii) the names of three individuals who are acceptable to it to serve as a sole arbitrator (“Arbitrator Candidates”). Within ten (10) days of the receipt of the notice, the party against whom the arbitration is commenced shall give written notice that it accepts the appointment of one of the three Arbitrator Candidates or shall provide the other party with a list of three additional Arbitrator Candidates. If the parties are unable to agree

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upon a sole arbitrator within a further ten (10) days, each party to the arbitration shall select one Arbitrator Candidate from its own list to act as an arbitration selector and notify the other party of its selection. The arbitration selectors shall, within ten (10) further days, confer and select, in their sole discretion, an Arbitrator Candidate from the remaining Arbitrator Candidates on the parties’ lists to act as the sole arbitrator. In all instances, Arbitrator Candidates shall be (i) either a retired judge or a lawyer qualified to practice law in Ontario with fifteen (15) or more years’ experience in the jurisdiction and (ii) free from conflicts of interest. In the event that the arbitration selectors are unable to agree on a sole arbitrator, the sole arbitrator shall be determined by application to the Ontario Superior Court of Justice. The parties hereby irrevocably attorn to the jurisdiction of the Ontario Superior Court for the purposes of any such application and for the determination of any disputes or matters arising from or related to these arbitration terms that fall outside of the jurisdiction of the sole arbitrator.

(c)	The arbitration will be held in the City of Toronto in the Province of Ontario in the English language.

(d)
For greater certainty, the parties expressly state that the arbitrator shall have the power to determine all questions of law, fact, fact and law and procedure and shall make all original determinations as to the arbitrators’ own jurisdiction. Any award or determination of the sole arbitrator, including determinations of law, shall be final and binding on the parties and there shall be no appeal on any ground.

The arbitration proceedings and the decision of the arbitrator shall be confidential and shall not be disclosed or published in any manner by either party.
The arbitrator may award costs of the arbitration process, including the reasonable fees and disbursements, to be paid to the successful party.
Any award for the payment of money may include pre-award and/or post-award interest.

1.10	Severability
If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.11	Successors and Assigns

(a)
This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any party without the prior written consent of the other parties.

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(b)
Notwithstanding the foregoing, the Purchaser shall be entitled to assign to any of its Affiliates its right to acquire and assume at Closing all or any portion of the Purchased Assets (including the assumption of the obligation to pay the applicable portion of the Purchase Price allocated to such Purchased Assets); provided that the Purchaser shall continue to be fully bound by and liable for the performance or non-performance of its obligations herein.

1.12	Amendment and Waivers
No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.
The following two sections briefly identify the contents of all omitted exhibits and schedules to this Asset Purchase Agreement.  Upon request of the Securities Exchange Commission, the Company will furnish supplementally a copy of any of these items to the Commission.

1.13	Exhibits
The following Exhibits are attached to and form part of this Agreement:
Exhibit A    –    Concord Lease
Exhibit B    –    Deeley-HDMC Agreement
Exhitit C    –    Escrow Agreement
Exhibit D    –    License Agreement
Exhibit E    –    Non-Competition Agreement
Exhibit E1    –    Richmond Occupancy License
Exhibit F    –    Transitional Services Agreement
Exhibit G    –    Vendor Release
Exhibit H    –    HDMC Release

1.14	Schedules
The following Schedules are prepared and organized by the Vendor and are attached to and form part of this Agreement:
Schedule 1.1(d)    –    Receivables
Schedule 1.1(ff)     –    Dealer Agreements
Schedule 1.1(ccc)    –    Financial Statements
Schedule 1.11.1(ffff)    -    New HDFS Documents
Schedule 1.1(uuuu)     –    Purchaser Leased Equipment
Schedule 1.1(eeeee)    –    Terminated Harley-Davidson Agreements
Schedule 1.1(iiiii)    –    Vendor Contracts
Schedule 1.1(jjjjj)     –    Vendor Equipment
Schedule 2.1    –    Purchased Assets
Schedule 2.1(a)    –    Assumed Contracts

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Schedule 2.1(c)    –    Licenses and Permits
Schedule 2.1(e)     –    PAM Inventory
Schedule 2.1(f)     –    Motorcycle Inventory
Schedule 2.1(g)    –    Intellectual Property Assets
Schedule 3.1(b)(i)    –    Accounts Receivable Value Calculation
Schedule 3.1(b)(ii)     –    Prepaid Expenses Value Calculation
Schedule 3.1(b)(iii)    –    PAM Inventory Value Calculation
Schedule 3.1(b)(iv)    –    Motorcycle Inventory Value Calculation
Schedule 3.7    –    Purchase Price Allocation
Schedule 4.6(a)    –    Regulatory Consents
Schedule 4.6(b)    –    Contractual Consents
Schedule 4.11    –    Real Property
Schedule 4.15    –    Litigation
Schedule 4.17    –    Computer Systems
Schedule 4.18    –    Warranties and Discounts
Schedule 4.19    –    Insurance
Schedule 4.20    –    Environmental Matters
Schedule 4.22    –    Labour Relations and Collective Agreements
Schedule 4.23    –    Employees
Schedule 4.24    –    Employee Plans
Schedule 4.29    –    Marketing Plan
Schedule 4.33    –    Equity Interests

Any disclosure made by the Vendor in a Schedule in connection with a representation or warranty shall not apply to any other representations and warranties in this Agreement unless such Schedule cross-references another Schedule or representation and warranty and clearly indicates the manner in which the disclosure applies to such other Schedule or representation and warranty.
ARTICLE 2 - PURCHASE AND SALE OF PURCHASED ASSETS

2.1	Transfer of Purchased Assets
Subject to and upon the terms and conditions contained in this Agreement, the Vendor shall sell, assign and transfer to the Purchaser and the Purchaser shall purchase from the Vendor, all right, title and interest of the Vendor to certain of the Vendor’s property and assets used in connection with the Business as detailed in Schedule 2.1, being the property and assets specifically described in clauses (a) through (o) below (collectively, the “Purchased Assets”) at the Closing Date, free and clear of all Encumbrances:

(a)
Assumed Contracts. Subject to Section 8.13, those Vendor Contracts subsisting in respect of the Business as set out in Schedule 2.1(a), including, for greater certainty, contracts relating to the maintenance, upkeep or support of any of the Purchased Assets (collectively, the “Assumed Contracts”);

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(b)	Books and Records. All Books and Records relating to the Purchased Assets including, subject to Section 2.2(g), all personnel records and other records related to the Hired Employees;

(c)
Licences and Permits. To the extent transferable, all licences, permits (including parking permits), approvals, consents, registrations, certificates and other regulatory authorizations and enrolments currently held or necessary, including under Applicable Law, for the lawful operation of the Business as now conducted and the use or ownership of the Purchased Assets, and any pending applications for or renewals of any of the foregoing (collectively, the “Permits”), including those described in Schedule 2.1(c);

(d)	Accounts Receivable. All Accounts Receivable of the Vendor;

(e)
PAM Inventory. The current parts, accessories and core general merchandise (“PAM”) inventory indicated as such in HDMC’s CIM system as at June 1, 2015 sold by HDMC and owned by the Vendor relating to the Business (collectively, the “PAM Inventory”) at the Closing Date, as detailed in Schedule 2.1(e);

(f)
Motorcycle Inventory. The model year 2015 Harley-Davidson motorcycles sold by HDMC and owned by the Vendor relating to the Business at the Closing Date that constitute the: (i) Harley-Davidson motorcycles located at Fairview College set out on Schedule 2.1(f) (comprising three Harley-Davidson Street motorcycles and one Trike), and (ii) the Harley-Davidson motorcycles that constitute the Vendor’s or HOG’s, as applicable, company owned vehicles, press bikes and demo fleet but only to the extent that such motorcycles are used in connection with the Vendor’s “Test Our Metal” program, and are listed by vehicle identification number (VIN) on Schedule 2.1(f) (collectively, the “Motorcycle Inventory”);

(g)	Intellectual Property. All of the Vendor’s right, title and interest in and to all the owned or licensed Intellectual Property listed below:

(i)
all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications for marks, used by the Vendor and any affiliate thereof in connection with the Business or any other activity related to or ancillary to the Business, but expressly excluding the Vendor’s name and any variation thereof, including the “Trev Deeley Motorcycle Collection” trademark and any other trademarks including the “Deeley” name;

(ii)	all registered and unregistered copyrights and industrial designs in both published works and unpublished works;

(iii)
all know-how, trade secrets, confidential or proprietary information, software, technical information, data, manufacturing, industrial and business processes and technology, plans, drawings and blue prints;

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(iv)
without limiting paragraph (iii) above, all computer systems operated by the Vendor in the Business, including the Systems (and, without limitation, (i) the UltraComm software system which all Dealers and the Vendor utilize for the purposes of content distribution and consumption, facilitation of transaction processing, referential lookup, authentication to HDMC systems, (ii) all other systems identified in Schedule 4.17, and (iii) all completed enhancements as of the Closing Date), including physical possession of such software, all object code and source code, and copies whether in hard copy or electronic format of any and all supporting documentation or manuals;

(v)
all rights in product labels and other related materials, including French language translations thereof, and including physical possession of any printed labels (both English and/or French) and any electronic files constituting word processing or desktop publishing files of such labels, and the product label printer and any related hardware, inventory of labels, label stock or related materials;

(vi)
all rights in marketing materials, including French language translations thereof, and including physical possession of any printed materials (both English and/or French) and any electronic files constituting word processing or desktop publishing files of such materials; and

(vii)	all other French language translations of the Vendor’s documents and including physical possession of any printed materials (both English and/or French) and any related electronic files,
(collectively, the “Intellectual Property Assets”), including as set out in Schedule 2.1(g);

(h)
Unexpired Term of the Distribution Agreement. The benefit of the exclusive right to distribute in Canada Harley-Davidson motorcycles, parts and accessories, apparel and other merchandise for the period from August 4, 2015 to July 31, 2017 (the “Unexpired Term”) as granted to the Vendor by the Distributorship Agreement;

(i)
Customer and Supplier Information. All data and information relating to the Business related to or in respect of customers and suppliers lists, records, files, and contact details, telephone numbers, information as to purchases, preferences and consumer behaviour whether in hard copy or electronic readable format, including for greater certainty any of such data and information constituting Personal Information, but excluding such information as it relates to the Dealership Business;

(j)
Harley Owners Group Canada. The Vendor shall assign or shall cause HOG to assign all of HOG’s assets (which assets for the purposes of this Agreement shall be deemed to be Purchased Assets of the Vendor), including all of HOG’s rights, title and interest in and to (i) any and all data and information comprising its owners membership list and related data and files, including for greater certainty any of such

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data and information constituting Personal Information, and (ii) HOG Magazine Canada;

(k)
Telephone Numbers. All telephone and facsimile numbers and other communications numbers, addresses and points of contact of the Business, but expressly excluding the telephone and facsimile numbers and other communications numbers, addresses and points of contact of the Dealership Business;

(l)
Prepaid Expenses. Without limiting any of the foregoing, the benefit of prepaid expenses relating to the Purchased Assets whether or not reflected on the Closing Balance Sheet (collectively, the “Prepaid Expenses”);

(m)	Warranty Rights. All warranty rights accruing to the Vendor in respect of any of the other Purchased Assets;

(n)	Consents. All consents related to the Business obtained by the Vendor from a third Person which permit or purport to permit the sending of CEMs to the third Person in compliance with CASL; and

(o)
Goodwill. All goodwill relating to the Business, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor and the right to use any words indicating that the Business is so carried on.

2.2	Excluded Assets
The Purchased Assets shall include only those assets expressly contemplated in the foregoing Section 2.1 and listed in Schedule 2.1, and the Purchaser shall in no way be construed to acquire any interest in any of the other property and assets of the Vendor used in or related to the Business or any other business or activity (collectively, the “Excluded Assets”). For greater certainty and without limiting the foregoing, the term “Excluded Assets” includes the following:

(a)	Dealer Agreements. All Dealer Agreements;

(b)	Taxes. Tax refunds receivable by the Vendor and all Tax Returns pertaining to corporate income taxes of the Vendor;

(c)	Investments. All investments of the Vendor in marketable or other securities;

(d)	Inter-Company Debt. All indebtedness of any Affiliate of the Vendor to the Vendor;

(e)	Insurance. All property and public liability insurance policies of the Vendor and all claims and rights thereunder;

(f)	Corporate Records. All minute books, share certificate books, corporate seals and other corporate records of the Vendor;

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(g)	Personnel Records. All personnel records and other records that the Vendor is required by Applicable Law to retain, provided that the Purchaser shall be provided with copies thereof;

(h)	Employee Plans. All rights in connection with the assets of the Employee Plans;

(i)	Excluded Equipment. The Vendor Equipment;

(j)	Cash. Any Cash in the Business or the Dealership Business;

(k)	Vendor’s Name. All right, title, and interest in and to the Vendor’s name and any variation thereof, including the “Deeley” name;

(l)	Power Sports Services. The Vendor’s shares in Power Sports Services.

(m)
E-mail and Domains. All rights in internet websites and internet domain names owned by or registered in the name of the Vendor, whether or not presently used, and all email addresses presently used by personnel of the Vendor including email addresses provided by third party service providers;

(n)
Trev Deeley Trademark. All right, title and interest in and to the Vendor’s trade-mark registration for “Trev Deeley Motorcycle Collection” and all related and associated intellectual property rights; and

(o)	GE Receivables. The GE Receivables.

2.3	Delivery Up of Possession of Purchased Assets to the Purchaser
If following the Closing, any of the Purchased Assets or any proceeds in respect thereof shall at any time come into the possession of or under the control of the Vendor or any of its employees, officers or agents, such assets and/or proceeds, as applicable, shall be held by the Vendor in trust for the benefit of the Purchaser. Within ten (10) Business Days from the date on which the Vendor or any of its employees, officers or agents, come into possession of or obtain control over any of such assets and/or proceeds, as applicable, the Vendor shall by notice in writing delivered to the Purchaser in accordance with the provisions hereof, so advise the Purchaser. The Vendor shall have a duty to forthwith account and deliver over to the Purchaser any of such assets and/or proceeds, as applicable.

2.4	Delivery Up of Possession of Excluded Assets to the Vendor
If any of the Excluded Assets or any proceeds in respect thereof shall at any time come into the possession of or under the control of the Purchaser or HDMC or any of their respective employees, officers or agents, such assets and/or proceeds, as applicable, shall be held by the Purchaser or HDMC, as applicable, in trust for the benefit of the Vendor. Within ten (10) Business Days from the date on which the Purchaser or HDMC or any of their respective employees, officers or agents, come into possession of or obtain control over any of such assets and/or proceeds, as applicable, the Purchaser or HDMC shall by notice in writing delivered to the Vendor in accordance with the

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provisions hereof, so advise the Vendor. The Purchaser and HDMC shall have a duty to forthwith account and deliver over to the Vendor any of such assets and/or proceeds, as applicable.
ARTICLE 3 - PURCHASE PRICE

3.1	Purchase Price
Except as otherwise provided in this Agreement, including any adjustments or abatements provided for herein as at the Time of Closing, the purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor for the Purchased Assets shall be the aggregate of:

(p)	the sum of $50,000,000,

(q)	plus:

(i)	the value of the Accounts Receivable, as determined in accordance with the calculation method set out in Schedule 3.1(b)(i) and disclosed in the Estimated Closing Balance Sheet;

(ii)	the value of the Prepaid Expenses, as determined in accordance with the calculation method set out in Schedule 3.1(b)(ii) and as disclosed in the Estimated Closing Balance Sheet;

(iii)	the value of the PAM Inventory, as determined in accordance with the calculation method set out in Schedule 3.1(b)(iii) and as disclosed in the Estimated Closing Balance Sheet;

(iv)	the value of the Motorcycle Inventory, as determined in accordance with the calculation method set out in Schedule 3.1(b)(iv), as disclosed in the Estimated Closing Balance Sheet; and

(v)
the amount of coop advertising expenses incurred by the Dealers between July 1, 2015 and the Closing Date, inclusive, and paid by the Vendor to the Dealers as a reimbursement of all or part of such expenses, as disclosed in the Estimated Closing Balance Sheet,

(r)	minus:

(i)	the returns reserve amount of $72,327;

(ii)
the amount of any rebates to be paid to the Dealers pursuant to the terms of the Vendor’s Road of Champions program for sales of motorcycles made prior to the Closing Date and not yet paid or credited by the Vendor, as disclosed in the Estimated Closing Balance Sheet; and

(iii)	the Accounts Payable, as disclosed in the Estimated Closing Balance Sheet.

3.2	Satisfaction of the Purchase Price and Other Closing Payments

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At the Time of Closing, the Purchaser shall satisfy the amount set forth in Section 3.1 as follows:

(a)	the amount of $1,500,000 of the Purchase Price (the “Escrow Amount”) shall be paid by the Purchaser to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement; and

(b)	the balance of the Purchase Price shall be paid by the Purchaser by wire transfer to the Vendor or as it may otherwise direct.

3.3	Assumption of Certain Liabilities by the Purchaser
Subject to the provisions of this Agreement, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfill, from and after the Time of Closing, the following liabilities and obligations (the “Assumed Liabilities”) and no others:

(a)
the liabilities and obligations of the Vendor that arise from and after the Closing Date under the Assumed Contracts, other than any liabilities or obligations arising out of or relating to a breach that occurred prior to the Closing Date. For greater certainty, the Purchaser shall not assume or be liable for any liabilities and obligations of the Vendor that have accrued, even if not due, or become outstanding or otherwise relate to events that have occurred prior to the Closing Date;

(b)
any liabilities or obligations of the Vendor under its current return policy provided to customers in the ordinary course of business prior to the Closing Date other than any liabilities or obligations arising out of or relating to any return claims notified to the Vendor prior to the Closing Date;

(c)	any liabilities or obligations of the Vendor to provide rebates to Dealers in connection with the Road of Champions program;

(d)
amounts related to the operation of the Business owing to any Person by the Vendor arising out of the Assumed Contracts, the Dealer Agreements, and any programs implemented with Dealers in connection with the Business (excluding coop advertising with Dealers), in the ordinary course of the Business, and due and payable as of the Closing Date (the “Accounts Payable”); and

(e)
the liabilities and obligations of the Vendor that arise from and after the Closing Date under the Intellectual Property, the Licenses, warranty rights, obligations, and the other ownership and membership assets, to the extent any such assets are included in the Purchased Assets.

3.4	Excluded Liabilities
The Purchaser shall not assume, pay, satisfy, discharge, perform or fulfil and the Vendor shall be solely responsible for all other liabilities and obligations of the Vendor whether related to the Business and the Purchased Assets or otherwise (the “Excluded Liabilities”). For greater certainty, the Vendor shall be responsible for all of its liabilities that are not Assumed Liabilities.

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3.5	Estimated Closing Date Financial Statement
The Vendor shall at least five (5) Business Days prior to Closing, in good faith, complete and deliver to the Purchaser the Estimated Closing Balance Sheet as of the Closing Date, prepared in accordance with GAAP applied consistently with the Vendor’s past practices used in the preparation of the Balance Sheets, and a calculation of the estimated Purchase Price as of the close of business on the Closing Date. Upon the reasonable request of the Purchaser, the Vendor shall promptly provide additional information in respect of the calculation of the Estimated Closing Balance Sheet and the estimated Purchase Price.

3.6	Working Capital and Liabilities Adjustment

(a)
Prior to the date which is 90 days after the Closing Date, the Purchaser shall prepare and deliver to the Vendor a statement (the “Closing Date Financial Statement”) including and setting forth: (i) the Closing Balance Sheet; (ii) a calculation of the Purchase Price; and (iii) a calculation of the adjustment, if any, to be made pursuant to this Section 3.6 (the “Purchase Price Adjustment”). The Closing Balance Sheet shall be prepared by the Purchaser in accordance with GAAP applied consistently with the Vendor’s past practices used in the preparation of the Balance Sheets. The Vendor shall, as reasonably requested by the Purchaser, cooperate fully in the preparation of the Closing Balance Sheet.

(b)
If the Vendor disagrees with the Purchaser’s calculation of the Purchase Price Adjustment (the “Dispute”), the Vendor shall deliver written notice of the Dispute (the “Dispute Notice”) to the Purchaser within thirty (30) days after the Vendor’s receipt of the Closing Balance Sheet (the “Dispute Period”). The Dispute Notice shall set forth in reasonable detail the basis for the Vendor’s disagreement with the Purchaser’s determination of the Purchase Price Adjustment, the dollar amounts of the proposed revisions thereto and the Vendor’s good faith estimate of the Purchase Price Adjustment if and to the extent determinable. The Purchaser shall permit the Vendor and its representatives to review all working papers and documentation used or prepared in connection with the preparation of, or which otherwise form the basis of, the Closing Balance Sheet and the Purchaser’s calculation of the Purchase Price Adjustment. If no Dispute Notice is received by the Purchaser during the Dispute Period, then the Closing Balance Sheet (and the calculations reflected therein) shall be deemed to have been accepted and agreed to by the Vendor in the form in which it was delivered to the Vendor and shall be final and binding upon the parties. If the Purchaser receives a Dispute Notice from the Vendor during the Dispute Period, the Purchaser and the Vendor shall attempt to resolve the Dispute and agree in writing upon the final Purchase Price Adjustment within ten (10) days after the Purchaser’s receipt of the Dispute Notice.

(c)
If the Purchaser and the Vendor are unable to resolve the Dispute within the ten (10) day period after the Purchaser’s receipt of the Dispute Notice, the Purchaser and the Vendor shall jointly engage a mutually agreed nationally recognized accounting firm (the “Arbitrating Accountant”). For the purposes of this Section 3.6(c), if the parties are unable to agree on the appointment of the Arbitrating Accountant within

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five (5) Business Days of the end of such ten (10) day period, then either party may apply to a judge of the Superior Court of Ontario to have a nationally recognized firm of chartered accountants appointed as the Arbitrating Accountant for the purposes of this Section. The Arbitrating Accountant will not be the accountant or auditor for HDMC, the Purchaser, or the Vendor. The Arbitrating Accountant’s function shall be to review only those items that are in Dispute with respect to the determination of the Purchase Price Adjustment and to resolve such Dispute in accordance with the requirements of this Section 3.6(c). The Arbitrating Accountant shall, as promptly as possible and in any event within thirty (30) days after the date of its appointment, render its decision on the Dispute in writing to the Purchaser and the Vendor, together with a revised Purchase Price Adjustment reflecting its decision with respect to each of the items in Dispute. The date on which the Purchase Price Adjustment is finally determined in accordance with this Section is referred to as the “Determination Date”. The Arbitrating Accountant’s decision shall be final and binding upon the parties, and the Purchase Price Adjustment, as revised pursuant to the Arbitrating Accountant’s decision, shall be final and binding, barring manifest error. The Arbitrating Accountant, in its sole and absolute discretion, shall determine the proportion of its fees and expenses to be paid by the Vendor and the Purchaser, respectively, based primarily on the degree to which the Arbitrating Accountant has accepted the positions of the respective parties in relation to the Dispute.

(d)
If it is determined pursuant to this Section 3.6 that the amount of the Final Purchase Price is greater than the amount of the Estimated Purchase Price then the Purchaser shall pay to the Vendor the amount which is the difference between the two amounts.

(e)
If it is determined pursuant to this Section 3.6 that the amount of the Final Purchase Price, is less than the amount of the Estimated Purchase Price the Vendor shall pay to the Purchaser of such amount which is the difference between the two amounts.

(f)
Any amount to be paid pursuant to this Section 3.6 by one party to another party shall be paid within 30 days after (A) the conclusion of the Dispute Period, if the Vendor does not deliver a Dispute Notice; or (B) the Determination Date, if the Vendor delivers a Dispute Notice.

3.7	Allocation of the Purchase Price
The Purchase Price, together with the agreed fair market value, if any, of the Assumed Liabilities, shall be allocated in the manner specified in Schedule 3.7. The Purchaser and the Vendor agree to be bound by such allocation and to report the purchase and sale of the Purchased Assets for all federal, provincial and local Tax purposes in a manner consistent with such allocation.

3.8	ETA Election
If applicable, at the Closing the Purchaser and the Vendor shall execute jointly an election under subsection 167(1) of the ETA to have the sale of the Purchased Assets take place on a GST/HST-free basis under the ETA. The Purchaser shall file the election in the manner and within the time prescribed by the relevant legislation. Notwithstanding anything to the contrary in this

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Agreement, the Purchaser shall indemnify and hold the Vendor harmless in respect of any GST/HST, penalties, interest and other amounts which may be assessed against the Vendor as a result of the transactions under this Agreement not being eligible for such election or as a result of the Purchaser’s failure to file the election within the prescribed time.

3.9	ITA Elections

(c)
If available, the Purchaser and the Vendor shall make and file, in a timely manner, a joint election to have the rules in section 22 of the ITA, and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the Accounts Receivable that are the subject of that election and shall designate therein that portion of the consideration allocated to the Accounts Receivable that are the subject of such election in accordance with the procedures set out in Section 3.7 of this Agreement as consideration paid by the Purchaser to the Vendor.

(d)
The Purchaser shall jointly elect with the Vendor in accordance with subsection 56.4(7) of the ITA to have the provisions of subsection 56.4(5) of the ITA apply to the restrictive covenants granted by the Vendor in the Non-Competition Agreement. The foregoing election shall be filed in the manner and within the time prescribed in subsection 56.4(14) of the ITA.

(e)
The Purchaser and the Vendor shall, if applicable, jointly execute and file an election under subsection 20(24) of the ITA in the manner required by subsection 20(25) of the ITA and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the ITA and under any other applicable provincial or territorial statute, as to such amount paid by the Vendor to the Purchaser for assuming future obligations. In this regard, the Purchaser and the Vendor acknowledge that a portion of the Purchased Assets transferred by the Vendor pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the ITA and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by the Vendor as a payment for the assumption of such future obligations by the Purchaser.

3.10	Transfer Taxes
Subject to Section 3.8, the Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any GST/HST, provincial sales taxes and land transfer taxes) and all other similar taxes, duties, fees or other like charges of any jurisdiction payable in connection with the purchase of the Purchased Assets in addition to the Purchase Price. For greater certainty, the Vendor shall be responsible for all income taxes payable by the Vendor as a result of the transactions contemplated herein.
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
OF THE VENDOR

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The Vendor represents and warrants, as of the date hereof, to the Purchaser as follows, and the Vendor acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets (for the purposes hereof, any of HOG’s assets shall be deemed to be Purchased Assets of the Vendor):

4.1	Organization
The Vendor is a company validly existing under the laws of the Province of British Columbia and has the corporate power to own or lease its property and to carry on the Business as now being conducted by it, and is duly qualified as a corporation to conduct the Business in each jurisdiction where qualification is necessary, and to execute and deliver and perform its obligations under this Agreement.

4.2	Authorization and Enforceability

(a)
The Vendor has taken all necessary corporate action, steps and proceedings to approve or authorize the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the performance by it of its obligations under this Agreement and the other agreements and documents contemplated hereby; and, without limiting the foregoing, has caused all necessary meetings or written corporate actions of its directors and shareholders, as applicable, to be held or executed for such purpose.

(b)
This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of it, enforceable against it by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.3	Tax Matters

(a)
The Vendor has duly and timely filed all Tax Returns required to be filed by it with the appropriate Tax Authority so as to prevent any Encumbrance of any nature on the Purchased Assets and has paid all Taxes relating to the Business when due.

(b)
The Vendor has duly and timely withheld all Taxes and other amounts required by Applicable Law to be collected or withheld by it, including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person, and has duly and timely remitted to the appropriate Tax Authority such Taxes and other amounts required by Applicable Law to be remitted by it.

4.4	Residency of Vendor
The Vendor is not a non-resident of Canada for the purposes of the ITA.

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4.5	No Violation

(a)
The execution and delivery of this Agreement by the Vendor and, subject to Section 4.6, the consummation of the transactions herein provided for will not result in a breach or violation of any of the provisions of, or constitute a material default under, or conflict with or cause the acceleration of any obligation of the Vendor under: (i) any Contract listed on Schedule 2.1(a); (ii) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor; (iii) any Permit referred to on Schedule 2.1(c); or (iv) any Applicable Law.

(b)
The execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for will not result in the creation or imposition of any Encumbrance on any of the Purchased Assets.

4.6	Consents and Approvals

(a)
Except as described in Schedule 4.6(a), there is no requirement for the Vendor to make any filing with, give any notice to or obtain any Permit from any Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, other than those which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser.

(b)
Except as described in Schedule 4.6(b), there is no requirement under any Contract listed in Schedules 2.1(a) to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement.

4.7	Accounts Receivable
All Accounts Receivable that are reflected on the Closing Balance Sheet or on the Accounting Records of the Vendor as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Vendor in the ordinary course of business. Such Accounts Receivable are or will be as of the Closing Date collectable net of the respective reserves shown on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging) within one hundred twenty (120) days following the Closing Date. There is no contest, claim, defence or right of set off, other than returns in the ordinary course of business of the Vendor, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

4.8	Inventories
All items included in the Inventories consist of a quality and quantity useable and saleable in the ordinary course of business of the Vendor. The Vendor is not in possession of any inventory not owned by the Vendor, except for sales to Dealers pending delivery. Inventories now on hand were purchased in the ordinary course of business of the Vendor.

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4.9	Title to Personal and other Property
The Purchased Assets are owned beneficially by the Vendor with good title thereto, free and clear of all Encumbrances. The Purchased Assets, the Purchaser Leased Equipment and the Excluded Assets constitute all the assets owned by the Vendor and used in the Business. All tangible assets forming part of the Purchased Assets are in good operating condition and are in a good state of repair and maintenance, reasonable wear and tear excepted. The Purchaser Leased Equipment is all in good working condition and is in a good state of repair and maintenance, reasonable wear and tear excepted.

4.10	No other Agreement to Purchase
No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets other than pursuant to purchase orders accepted by the Vendor for products in the ordinary course of business.

4.11	Location of Real Property
Schedule 4.11 sets forth the address and area descriptions of all real property that is owned or leased by the Vendor.

4.12	Concord Property and Richmond Property
The Vendor is not a party to any lease or agreement to lease in respect of any real property, whether as a lessor or lessee, in connection with the Business, other than its lease of the Concord Property, to be terminated on Closing, and the Richmond Lease.
4.13A    Real Property

(a)	To the Vendor’s knowledge, the Richmond Lease is in full force and effect and no party is in breach under the Richmond Lease.

(b)
To the Vendor’s knowledge, all rental and other payments due and payable by the Vendor as tenant under the Richmond Lease have been duly paid and to the Vendor’s knowledge the Vendor is not otherwise in material default in meeting its obligations under the Richmond Lease.

(c)
To the Vendor’s knowledge, no event exists which, with the passing of time or the giving of notice, or both, would constitute a default by any party to the Richmond Lease and, to the Vendor’s knowledge, no party to the Richmond Lease is claiming any such default or taking any action purportedly based upon any such default.

(d)
To the Vendor’s knowledge, all improvements forming part of the Leased Richmond Property are in good operating condition and in a state of good maintenance and repair adequate and suitable for their current use by the Vendor.

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(e)
No notice or proceeding in respect of an expropriation in respect of the Lease Richmond Property by any governmental Authority has been received by the Vendor, and to the Vendor’s knowledge, no part of the Leased Richmond Property has been taken or expropriated by any governmental Authority.

4.13	Location of the Purchased Assets
As of the Closing Date, all of the tangible Purchased Assets and Purchaser Leased Equipment will be located on or in transit to either the Concord Property or the Richmond Property.

4.14	Compliance with Laws; Permits
The Vendor has complied in all material respects with all Applicable Laws (save and except for Environmental Laws, the compliance of which is dealt with in Section 4.20 hereto). Schedule 2.1(c) sets out a complete and accurate list of all Permits, and including Environmental Permits, held or granted to the Vendor, which Permits are all those necessary for the operation of the Business as currently conducted. All such Permits are valid, subsisting and in good standing and the Vendor is not in default or breach of any Permit and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Permits.

4.15	Litigation
Except as described in Schedule 4.15, there are no applications, orders, actions, suits, claims, counter-claims, cross-suits, third party claims, appeals, proceedings, audits, investigations or complaints (whether or not purportedly on behalf of the Vendor) pending or, to the knowledge of the Vendor, threatened, at law or in equity or before or by any Authority affecting the Business or the Purchased Assets, which when considered individually or in the aggregate constitute a Material Adverse Change.

4.16	Vendor Contracts, Dealer Agreements and Assumed Contracts
Schedule 1.1(iiiii) sets out a complete list of the Vendor Contracts, including Equipment Leases, that are necessary to operate the Business as at the date hereof and the Closing Date. Except as disclosed in Schedules 1.1(iiiii), 4.6(b) and 4.17, the Vendor has made available to the Purchaser complete copies of the Vendor Contracts. Except as disclosed in Schedule 1.1(iiiii), all the Assumed Contracts and the Dealer Agreements are in good standing and in full force and effect and no material default has occurred thereunder, and, to the knowledge of the Vendor, no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default thereunder, except in each case where such default would not, individually or in the aggregate with all such other defaults, result in a Material Adverse Change. For greater certainty, a default shall be considered material if such default, after notice or lapse of time or both, could result in the termination of the Assumed Contract or the Dealer Agreement or a material penalty pursuant to the terms of the Assumed Contract or the Dealer Agreement.

4.17	Computer Systems
Except as set out in Schedule 4.17, the Vendor has the right to sell, convey or assign all of the operating systems and software set out in Schedule 4.17 and any additional key operating systems

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and key software owned or leased by the Vendor, and utilized in the Business (all such operating systems and software shall be collectively referred to herein as the “Systems”). The Systems, including any modifications or customizations thereto, are as of the date of his Agreement, and shall so be at Closing: (a) fully operational and functioning as they are required to function and operate to meet purposes and requirements of the Business; and (b) to the knowledge of the Vendor, free from any computer viruses, worms, Trojan horses or other malicious programs or code. All of the Systems owned or leased by the Vendor, and utilized in the Business are either properly and validly licensed for its intended use in the Business, or wholly owned by the Vendor. All enhancements, modifications and customizations for the Systems are wholly owned by the Vendor. All contracts required for the operation and function of the Systems utilized in the Business are identified as Assumed Contracts in accordance with Section 2.1(a) of this Agreement. Any ownership, Assumed Contract or functionality issues with respect to the Systems will not, either individually or in the aggregate, materially affect the Business. Except as set out in Schedule 4.17, all enhancements, modifications or customizations to the Systems scheduled or engaged as of the date of this Agreement shall be completed, tested and reasonably satisfactory for the intended purposes of such enhancements, modifications or customizations on or before Closing. Schedule 4.17 lists, to the extent that such information is known by the Vendor, the Systems that are owned or leased by the Vendor and utilized in the Business as well as: (i) the license agreements whereby the Vendor licenses in or licenses out the Systems or modules thereof; and (ii) enhancements, modifications and customizations to the Systems, including enhancements, modifications or customizations to the Systems that are scheduled or engaged as of the date of this Agreement. All physical access keys and authentication codes necessary to access and operate the Systems and licenses applicable thereto can be transferred or assigned to the Purchaser and will be delivered to the Purchaser on or before Closing.

4.18	Warranties and Discounts
Other than the warranty obligations described in Schedule 4.18, the Vendor has not given any written or oral warranty regarding any of the products sold or leased or services provided as part of the Business, or incurred any repair or maintenance obligations in favour of any customers of the Business or entered into any agreement with any customer which would require the repurchase of goods, price adjustment, refund, discount or concession to any customer after Closing. Except for any claim referenced in Schedule 4.15, to the knowledge of the Vendor, no Person has any valid claim against the Vendor or the Business under Applicable Law relating to unfair competition, false advertising or other similar claims arising out of product or service warranties, specifications, manuals, brochures or other advertising materials relating to the Business.

4.19	Insurance
The Vendor has all of its property and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect as of the Time of Closing. Copies of all applicable policies of insurance have been provided by the Vendor to the Purchaser, a list of which is included in Schedule 4.19.

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4.20	Environmental
Except as disclosed in Schedule 4.20 (or the relevant portion thereof where so indicated below):

(a)
Except as described in Schedule 4.20, the Business is in material compliance with Environmental Laws, and there are no orders under or pursuant to Environmental Laws by any Authority issued, pending or, to the Vendor’s knowledge, threatened with respect to the Business or the Purchased Assets.

(b)
The Vendor has not received any written notice from any Person of a violation or claim under any Environmental Law, nor any written inquiry, written request for information, or demand letter under any Environmental Law relating to such non-compliance or claim relating to the Business or the Purchased Assets.

(c)
The Vendor has all material Environmental Permits required under Environmental Laws for the operation of the Business. Each such Environmental Permit is valid, subsisting and in good standing, and the Vendor is not in default or breach of any such Environmental Permit and all such Environmental Permits shall be maintained in full force and effect by the Vendor through the Time of Closing in accordance with Environmental Laws.

4.21	Intellectual Property
Schedule 2.1(g) sets out all Vendor Intellectual Property which is the subject of a registration or pending application, is capable of being registered or is otherwise reasonably identifiable as to content or location. The Vendor Intellectual Property is all of the intellectual property of the Vendor that is necessary for the operation of the Business as currently conducted. The Vendor is the beneficial owner of or has the right to use such Intellectual Property, without payment to any third party, and, except as set out in Schedule 4.6(b), is not bound by any contract whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects such Intellectual Property. The Vendor has not granted any interest in or right to use all or any portion of such Intellectual Property to any other person. The Vendor has not received any notice that the use of the Intellectual Property infringes upon or breaches any industrial or intellectual property rights of any other person.

4.22	Labour Relations and Collective Agreements
None of the Employees is represented by a trade union or any other employee association or organization. To the knowledge of the Vendor, other than as disclosed in Schedule 4.22, there are not any current attempts to organize or establish any trade union or employee association with respect to any of the Employees, nor is there any certification of any such union with regard to a bargaining unit. There are no applications for certification pending and no pending or outstanding applications, proceedings or orders of any labour relations board or similar court, tribunal or board concerning any of the Employees. There are no threatened applications to be brought before any labour relations board or similar court, tribunal or board concerning the Employees. There are no

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outstanding grievances or arbitration proceedings and there are no unsatisfied arbitration awards to which the Vendor is a party.

4.23	Employees

(a)
Schedule 4.23 contains a complete and accurate list of all individuals by employee number who are full-time, part-time or casual employees or individuals engaged on contract to provide employment or consulting services to the Vendor in connection with the Business (including any individuals employed by or providing services to HOG and identified as such, with respect to whom, any reference to the Vendor shall be deemed to be a reference to HOG, the “Employees”), other than Don James and Malcolm Hunter, as of the date hereof specifying the length of hire, title or classification and rate of salary or hourly pay and commission or bonus entitlements (if any) for each such Employee. The Purchaser agrees to keep such Employee information confidential.

(b)
All written employment, management and consulting Contracts pursuant to which Employees have been engaged by the Vendor are set out in Schedule 2.1(a) and, except as disclosed in Schedule 2.1(a), there are no incentives or special compensation arrangements, contracts or agreements with respect to any Employees of the Vendor that would become Assumed Liabilities.

(c)
The Vendor has duly and timely made all deductions (including Tax deductions) required by Applicable Law or by Contract to be made from employee wages, salaries or benefits relating to a period ending on or prior to the Closing Date and has duly and timely remitted the amounts deducted and all related employer contributions required to the appropriate insurers and Authorities for all periods ending on or prior to the Closing Date.

(d)	The Vendor is in compliance in all material respects with all applicable Employment Legislation.

(e)
To the knowledge of the Vendor, there are no circumstances, claims or frequency of claims which may expose the Purchaser to any charges or assessments on account of workplace safety and insurance or workers’ compensation, other than the standard charges or assessments for the rate group and classification of the Business.

(f)
Except as disclosed in Schedule 4.23, no Employee or former Employee of the Vendor has made and, to the knowledge of the Vendor, no Employee or former employee of the Vendor has threatened to make a claim for any benefits under any indemnity, sickness and accident, long term disability or workers’ compensation plan or arrangement or any other form of disability benefit program. All assessments, penalties, fines, levies, charges, surcharges, Taxes, premiums or other amounts due and payable and relating to any disability insurance arising on or prior to the Closing Date or relating to a period ending on or prior to the Closing Date have been or will be paid by the Vendor on or prior to the Time of Closing.

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(g)
Other than as disclosed in Schedule 4.23, there are no complaints, applications, investigations, orders, prosecutions or proceedings against the Vendor under the Pay Equity Act (Ontario) or comparable legislation.

4.24	Employee Plans

(a)
Schedule 4.24 identifies each retirement, pension, supplemental pension benefit, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pay equity, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by the Vendor for the benefit of Employees (the “Employee Plans”). The Vendor has made available to the Purchaser summaries or current and complete copies of all Employee Plans.

(b)
To the knowledge of the Vendor, no written or oral representations or promises have been made to the Employees to establish new employee plans or to increase the benefits under the existing Employee Plans.

(c)	None of the Employee Plans is a “registered pension plan” as that term is defined in the ITA.

4.25	Books and Records
The Books and Records, all of which have been made available to the Purchaser (other than personnel records and other records relating to Employees, which will only be provided to the Purchaser on the Closing date, as they relate to Hired Employees), are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Vendor, all of which have been made available to the Purchaser, contain accurate and complete records in all material respects of all meetings held, and corporate action taken, by the shareholders, the board of directors and committees of the board of directors, and no meeting of any shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

4.26	No Undisclosed Liabilities
The Vendor has no liability that would be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, except for liabilities reflected or reserved against in the Existing Balance Sheets and current liabilities incurred in the ordinary course of business of the Vendor since the respective dates of the Existing Balance Sheets.

4.27	Financial Statements and Financial Books and Records

(a)	The Financial Statements have been prepared in accordance with GAAP and fairly present:

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(i)	the financial position of the Business as of the dates shown in the Financial Statements; and

(ii)	the results of operations of the Business for the periods indicated in the Financial Statements.

(b)	All financial transactions relating to the Business have been accurately recorded in the Books and Records of the Vendor, a true and complete copy of which has been made available to the Purchaser.

(c)
The Closing Balance Sheet will fairly present, in all material respects the financial condition of the Vendor as at the date of such balance sheets, all in accordance with GAAP. The Closing Balance Sheet will reflect the consistent application of such accounting principles throughout the periods involved. The Closing Balance Sheet will be prepared from and are in accordance with the Accounting Records of the Vendor.

(d)
The Vendor has also delivered to the Purchaser copies of all letters from the Vendor’s accountants to the Vendor or its board of directors or audit committee in connection with or relating to the financial condition and results from operations, Accounting Records, Books and Records, or financial statements of the Vendor, during the five (5) years preceding the execution of this Agreement, together with copies of all responses thereto.

4.28	Conduct of Business in Ordinary Course
Other than the termination of the Distributorship Agreement effective July 31, 2017, the proposed wind-up and dissolution of HOG, and the proposed entry into this Agreement, since December 31, 2014;

(a)	the Business has been operated in the ordinary course of business, consistent with past practice, and the Vendor has not;

(i)	incurred any obligation, entered into any transaction or acquired, encumbered or disposed of any property relating to the Business except in the ordinary course of business; or

(ii)	been made aware of any anticipated loss from any contract which would be a Material Adverse Change;

(b)
other than retention arrangements that would not become Assumed Liabilities, there has not been any salary increase or bonus made or promised for the benefit of any Employee, other than annual salary adjustments made in the ordinary course of business;

(c)	there has not been a Material Adverse Change in the Business or the Purchased Assets; and

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(d)	there has not been any undertaking arrangement, assurance or agreement by the Vendor to do any of the foregoing.

4.29	Conduct of Business in Accordance with Business Plan
Since January 1, 2015, the Vendor has made commercially reasonable efforts to operate the Business in accordance with its 2015 Canada Business Plan dated November 20, 2014, a copy of which is attached hereto as Schedule 4.29.

4.30	No Bankruptcy or Insolvency
The Vendor is neither an insolvent person nor has it committed an act of insolvency within the meaning of the Bankruptcy and Insolvency Act (Canada), nor has it taken any steps to have itself declared bankrupt or wound up, reorganized, or to have a receiver appointed over any of its assets.

4.31	Compliance With Privacy Laws

(a)
The Vendor has collected, used, maintained, and disclosed Personal Information in connection with the Business in material compliance with Privacy Laws. Without limiting the foregoing, none of the disclosed Personal Information has been compiled through automatic information assembly or “data harvesting”.

(b)
There are no investigations, actions, claims or demands, whether statutory or otherwise, pending, or to the knowledge of the Vendor, threatened, with respect to the collection, use, disclosure or retention of the Personal Information by the Vendor.

(c)
No judgment or order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring the Vendor to take (or to refrain from taking) any action with respect to the Personal Information.

4.32	GST/HST Registration
The Vendor is a registrant for purposes of the ETA whose registration number is 10188 4138 RT0001.

4.33	Equity interests
Except as disclosed in Schedule 4.33, the Vendor does not own, either as registered or beneficial owner, shares or interests in any other Person.

4.34	Brokerage Fees
The Vendor has not entered into any agreement which would entitle any Person to any valid claim against the Vendor or the Purchaser for a brokers’ commission, finders’ fee or any like payment in respect of the purchase and sale of the Purchased Assets or any other matter contemplated by this Agreement.

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ARTICLE 5 - REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Business and the Purchased Assets.

5.1	Organization

(a)	The Purchaser is a limited partnership existing under the laws of the Province of Ontario and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

(b)	HDMC is a corporation existing under the laws of the State of Wisconsin and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

5.2	Authorization

(a)
All necessary corporate action has been taken by the Purchaser to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement. This Agreement has been duly executed and delivered by the Purchaser. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(b)
All necessary corporate action has been taken by HDMC to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement. This Agreement has been duly executed and delivered by HDMC. This Agreement is a legal, valid and binding obligation of HDMC, enforceable against HDMC by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

5.3	No Violation
The execution and delivery of this Agreement by each of the Purchaser and HDMC and the consummation of the transactions herein provided for will not result in a material breach or violation of any of the provisions of, or constitute a material default under, or materially conflict with or cause the acceleration of any obligation of the Purchaser or HDMC under: (i) any material contract or agreement to which the Purchaser or HDMC is a party or by which it is or its properties are bound; (ii) any provision of the constating documents, partnership agreement or by-laws or resolutions of the board of directors (or any committee thereof) or the shareholders of the Purchaser or HDMC; (iii) any material judgment, decree, order, award, law, statute, ordinance, regulation, rule or by-law of any Authority having jurisdiction over the Purchaser or HDMC, except where

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such breach, violation, default, conflict or acceleration would not prevent the Purchaser from fulfilling its obligations under this Agreement.

5.4	Consents and Approvals
Except as specified under the Investment Canada Act and the Competition Act, there is no requirement for the Purchaser or HDMC to make any filing with, give any notice to or obtain from any Authority any licence, permit, approval, consent, registration, certificate or other regulatory authorization as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any contract or agreement to which the Purchaser or HDMC is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such contract or agreement relating to the consummation of the transactions contemplated by this Agreement, the failure of which to obtain would prevent the Purchaser or HDMC from fulfilling its obligations under this Agreement.

5.5	GST/HST Registration
The Purchaser is a registrant for purposes of the ETA whose registration number is 802372383 RT0001.

5.6	Brokerage Fees
Neither the Purchaser nor HDMC has entered into any agreement which would entitle any person to any valid claim against the Purchaser, HDMC or the Vendor for a brokers’ commission, finders’ fee or any like payment in respect of the purchase and sale of the Purchased Assets or any other matter contemplated by this Agreement.

5.7	No Bankruptcy or Insolvency
Neither the Purchaser nor HDMC is an insolvent person nor has it committed an act of insolvency within the meaning of the Bankruptcy and Insolvency Act (Canada) or any analogous legislation in any other jurisdiction, nor has it taken any steps to have itself declared bankrupt or wound up, reorganized, or to have a receiver appointed over any of its assets.
ARTICLE 6 - SURVIVAL OF COVENANTS,
REPRESENTATIONS AND WARRANTIES

6.1	Survival of Representations and Warranties of the Vendor
The representations and warranties of the Vendor contained in Article 4 or any certificate delivered pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months from the Closing Date, except for:

(a)
those matters set out in Sections 4.1 (Organization), 4.2 (Authorization and Enforceability), 4.5 (No Violation), 4.9 (Title to Personal and Other Property) and 4.10 (No other Agreement to Purchase) (the “Fundamental Representations”) which shall survive the Closing Date indefinitely;

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(b)	those matters set out in Section 4.17 (Computer Systems) which shall survive the Closing for a period of two (2) years from the Closing Date;

(c)	those matters set out in Section 4.20 (Environmental) which shall survive the Closing for a period of three (3) years from the Closing Date;

(d)
the Vendor's representations and warranties set out in Sections 4.3 and 4.4 shall survive until the Tax Authorities shall no longer be entitled to assess or reassess liability for the applicable Taxes against the Vendor for that particular period, having regard, without limitation to any waivers given by the Vendor in respect of any taxation year; and

(e)	fraudulent or willfully false representations and warranties which shall survive indefinitely, and notwithstanding the Closing and, subject to any other terms and conditions of this Agreement, any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, after which time the Vendor shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Purchaser in accordance with Section 11.3 hereof before the expiration, if applicable, of such period.

6.2	Survival of the Representations and Warranties of the Purchaser and HDMC
The representations and warranties of the Purchaser and HDMC contained in this Agreement shall survive the closing of the transactions contemplated herein until the day that is eighteen (18) months following the Closing Date, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor, after which time the Purchaser and HDMC shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Vendor in accordance with Section 11.3 hereof before the expiration of such period.

6.3	Survival of Covenants
To the extent that they were not required to be or have not been fully performed at or prior to the Time of Closing, and have not been waived, if applicable, the covenants of the Vendor and the Purchaser contained in this Agreement and any document executed or delivered by any party hereto shall survive the Closing of the transactions contemplated herein in accordance with their respective terms.
ARTICLE 7 - INTERIM PERIOD

7.1	Conduct of Business Prior to Closing
Except as set out in the other sections of this Article 7, during the Interim Period, the Vendor will:

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(a)
Use its commercially reasonable efforts to operate the Business only in the ordinary course, and, to the extent consistent with such past practice, use its commercially reasonable efforts to preserve its assets and business organization and its business relationships with clients, customers, suppliers and others having business dealings with it and the Vendor shall not, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), (i) enter into any transaction and shall refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein; (ii) sell, lease or grant any option to sell or lease, give a security interest in or otherwise create any Encumbrance on any of the material assets of the Vendor, (iii) make any individual commitment or agreement for capital expenditures in excess of Cdn.$50,000, or (iv) sell, license or transfer any Intellectual Property;

(b)
not incur any material indebtedness or Liability or make any payment in respect thereof, except in the ordinary course of the Business which: (i) includes advances for working capital purposes from Persons who are not dealing at arm’s length with the Vendor and the repayment thereof by the Vendor, and (ii) excludes any other indebtedness or Liability incurred by the Vendor in favour of Persons who are not dealing at arm’s length with the Vendor;

(c)
not acquire or agree to acquire any material additional assets except: (i) supplies to the extent necessary to supplement material deficiencies and purchased in the ordinary course of the Business, (ii) equipment purchased in connection with the repair and maintenance of existing equipment, provided that the cost of such new equipment does not exceed Cdn.$50,000 in the aggregate, or (iii) with the prior written approval of the Purchaser, not to be unreasonably withheld or delayed;

(d)
not sell, agree to sell or otherwise transfer or dispose of any of the material assets of the Vendor other than in the ordinary course of the Business or with the prior written approval of the Purchaser, not to be unreasonably withheld or delayed;

(e)	not enter into any material forward commitment other than in the ordinary course of the Business without the prior approval of the Purchaser, not to be unreasonably withheld or delayed;

(f)	not increase the wages or salaries or any other form of remuneration, direct or indirect, of any of the Employees without the prior approval of the Purchaser in its sole discretion;

(g)	pay, satisfy and discharge its liabilities in the ordinary course of Business;

(h)
not renew, extend, replace, renegotiate, amend or terminate any material Assumed Contract without the prior approval of the Purchaser, not to be unreasonably withheld or delayed, except in the case of an Assumed Contract that is extended or renewed automatically in accordance with its terms;

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(i)
not renew, extend, replace, renegotiate or terminate any Dealer Agreement or enter into any new Dealer Agreement, other than those Dealer Agreements in the process of being renewed, extended, replaced, renegotiated or terminated as of the date hereof as disclosed in Schedule 1.1(ff) (which transactions are hereby consented to and approved by HDMC), without the prior approval of the Purchaser, in its sole discretion;

(j)
maintain the insurance currently held by the Vendor in respect of the Business and the Real Property in the same manner as currently held by the Vendor on the date hereof and as disclosed in Schedule 4.19;

(k)	pay as and when due in accordance with Applicable Laws any and all Taxes capable of causing an Encumbrance of any nature on the Purchased Assets;

(l)	promptly advise the Purchaser in writing of any Material Adverse Change, financial or otherwise, in the Vendor, the Business or their respective assets and properties;

(m)
in reasonable consultation with the Purchaser, use all commercially reasonable efforts to give or obtain the contractual waivers, notices, consents, subordination agreements, attornment agreements, acknowledgments and approvals required to consummate the transactions contemplated herein;

(n)
not, directly or indirectly, do or permit to occur any of the following: (i) adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Vendor; (ii) authorize, recommend, propose or agree to any release or relinquishment of any material contractual right under any of the Assumed Contracts or other material right under any governmental authorization of the Vendor; or (iii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing governmental authorization, in each case without the prior approval of the Purchaser, acting reasonably; and

(o)
not, directly or indirectly, (i) solicit or consider any inquiries, proposals or offers, or enter into agreements, relating to the disposition of the Purchased Assets, the merger or consolidation of the Vendor with any Person, the sale or exchange of any securities of the Vendor, or any other business combination involving the Vendor, or (ii) divulge or otherwise disclose any confidential information concerning the Business or the assets of the Business to any third Person or any details regarding the terms of this Agreement, in each case without the prior approval of the Purchaser, acting reasonably.

7.2	Conduct of Business in Accordance with Marketing Plan
During the Interim Period, the Vendor will use its commercially reasonable efforts to operate the Business in accordance with its 2015 Canada Business Plan dated November 20, 2014, and adhere to the Vendor’s 2015 model sales policies adopted thereafter, copies of such documents being attached hereto collectively as Schedule 4.29.

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7.3	Material Performance of Distributorship Agreement
Subject to Section 7.9 or as otherwise provided in this Agreement, during the Interim Period, the Vendor will use its commercially reasonable efforts to perform its obligations under the Distributorship Agreement in all material respects and on a timely basis.

7.4	Motorcycle Target
For the period from January 1, 2015 to the Closing Date, the Vendor shall achieve aggregate Dealer retail sales of Harley-Davidson motorcycles in Canada of 8,084 units (the “Motorcycle Target”).

7.5	Non-Current Inventory Target
For the period from January 1, 2015 to the Closing Date, the Vendor shall achieve aggregate Dealer retail sales of non-current Harley-Davidson motorcycles in Canada (being all model years prior to 2015) in Canada of 1,531 units (the “Non-Current Model Target”).

7.6	PAM Target
From the date of this Agreement to the Closing Date, the Vendor shall achieve CIM Platinum Performance as defined in HDMC’s CIM system, as follows:

(a)	fifty-six percent (56%) of Users (as defined in the CIM system) in May 2015 (the “May PAM Target”);

(b)	fifty-seven percent (57%) of Users in June 2015 (the “June PAM Target”); and

(c)	forty-eight percent (48%) of Users in July 2015 (the “July PAM Target”).

7.7	Maintenance of Current Pricing
During the Interim Period, the Vendor will maintain current Canadian dollar pricing offered by the Vendor to the Dealers for all motorcycle models and PAM Inventory, unless otherwise consented to in advance in writing by the Purchaser.

7.8	Access for Investigation

(a)
During the Interim Period, the Vendor will permit the Purchaser and its employees, agents, counsel, accountants and other representatives to have access during normal business hours to the premises of the Vendor, and to all Books and Records and will furnish to the Purchaser any information included in the Books and Records as the Purchaser may from time to time reasonably request to enable it to make a full and complete investigation of the Business and the Purchased Assets, and the Vendor will instruct its officers, employees, solicitors, accountants and other advisors to cooperate fully with and assist the Purchaser in that investigation. Notwithstanding the foregoing, the Vendor shall not be required to provide any personnel records or other records relating to its Employees to the Purchaser prior to the Closing Date,

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and the above referenced access and investigation shall not unduly interfere with the operation of the Vendor’s business.

(b)
Until the Closing Date, in the event that the Purchaser desires to investigate the Vendor’s operations, the Purchaser and the Vendor shall, acting reasonably, agree on the date and time of such investigation and the scheduling of any meetings with the Vendor’s personnel and shall cause its personnel to cooperate with the Purchaser in connection with its reasonable investigations and information requests, provided that any such visits shall not cause any undue interruption to the operation and conduct of the Business. The Purchaser covenants and agrees with the Vendor that it will not request, directly or indirectly, physical inspection of the Vendor’s operation by governmental Authorities without the consent of the Vendor.

(c)
If in the course of the Purchaser’s investigations of the Vendor’s operations during the Interim Period, the Purchaser reasonably apprehends a breach of a representation or warranty by the Vendor, the Purchaser shall notify the Vendor and the Vendor shall use it best efforts to resolve such breach or mitigate any damages or negative effects caused by such breach.

7.9	Performance under the Distributorship Agreement prior to Closing
HDMC hereby covenants and agrees not to require compliance with or enforce the following provisions of the Distributorship Agreement during the Interim Period:

(a)	Article 12 – Business Planning Process;

(b)	Section 14.2 – Succession Plan;

(c)	Section 15.2 – Termination for Cause (except for subsections 15.2.4, 15.2.8, 15.2.9, and 15.2.11); and

(d)	Section 15.3 – Conversion of Distributor’s Appointment.
HDMC further acknowledges that all provisions of the Distributorship Agreement and the obligations of the Vendor and the commercially reasonable standard of performance thereunder shall be interpreted in consideration of the pending termination of the Distributorship Agreement on Closing.

7.10	Obtaining All Authorizations

(a)
Each of the Vendor and the Purchaser, as promptly as practicable after the execution of this Agreement, shall use its commercially reasonable efforts to make all filings with, give all notices to, and obtain all authorizations from, governmental Authorities that are necessary for the lawful completion of the transactions contemplated by this Agreement.

(b)	In the case of the ICA Approval and the Competition Act Approval, each of Vendor and the Purchaser shall make, or cause to be made, all filings and submissions, and

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submit all documentation and information that is required to obtain the ICA Approval and the Competition Act Approval, and will use its commercially reasonable efforts to satisfy all requests for additional information and documentation received under or pursuant to those filings, submissions and the applicable legislation and any orders or requests made by any governmental Authorities under such legislation. The Purchaser shall use its commercially reasonable efforts to obtain ICA Approval and Competition Act Approval, including, in respect to ICA Approval only, by offering and agreeing to undertakings that are satisfactory to the Purchaser acting reasonably.

(c)
The Parties will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with this Section 7.10 including providing each other with advanced copies and reasonable opportunity to comment on all notices and information supplied to or filed with any governmental Authority (including notices and information which a Party, acting reasonably, considers highly confidential and sensitive which may be provided on a confidential and privileged basis to outside counsel of the other Party), and all notices and correspondence received from any governmental Authority. To the extent that any information or documentation to be provided by the Vendor to the Purchaser pursuant to this Section 7.10 is competitively sensitive, such information may be provided only to external counsel for the Purchaser on an external counsel only basis.

7.11	Wind-up of HOG
Notwithstanding anything else in this Agreement, the Vendor and the Purchaser acknowledge and agree that HOG may be wound-up during the Interim Period, with all of its assets and liabilities being conveyed to and assumed by the Vendor.
ARTICLE 8 - OTHER COVENANTS

8.1	Regulatory Approvals
The Vendor shall cooperate with the Purchaser and render all necessary and reasonable assistance required by the Purchaser in connection with any application, notification or filing of the Purchaser in connection with these transactions or for the purposes of obtaining any permit, including Environmental Permits, necessary to allow the Purchaser to operate the Business following the Closing Date, including the notices, consents and approvals described in Schedule 4.6(a).

8.2	Consents and Approvals
The Vendor shall use its reasonable commercial efforts to give or obtain, at the Vendor’s own expense, at or prior to the Time of Closing, the notices, consents and approvals described in Schedule 4.6(b). Any filing fees with respect to the Competition Act Approval shall be paid wholly by the Purchaser.

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8.3	Bulk Sales Waiver
The parties agree to waive compliance with the provisions of bulk sales legislation in the jurisdictions in which any of the Purchased Assets are located. The Vendor shall (to the extent that such debts do not comprise part of the Assumed Liabilities), within ten (10) Business Days following the Closing, pay to its creditors all debts due, owing, payable or accruing due or to become due to its creditors as of the Closing Date, and deliver a certificate from the chief executive officer of the Vendor certifying to the Purchaser that all of such debts have been paid. The Escrow Amount shall not be distributed in accordance with the terms of the Escrow Agreement until such certificate is delivered by the Vendor. The Vendor covenants and agrees to take all action necessary to prevent any of its creditors from asserting any claim against the Purchaser or the Purchased Assets or under any bulk sales legislation for relief provided therein as a result of non-compliance with such legislation.

8.4	Escrow Agreement
At the Time of Closing, a portion of the Purchase Price amounting to $1,500,000 shall be delivered into escrow as security for the performance of its representations, warranties and covenants under this Agreement. Without limiting the foregoing, at the Time of Closing, the Vendor and the Purchaser shall each execute and deliver the Escrow Agreement, and shall perform their respective obligations thereunder in accordance with its terms, and shall use their respective best efforts to cause the Escrow Agent to execute and deliver the Escrow Agreement. HDMC and the Purchaser each acknowledges and agrees that any and all costs relating to the escrow arrangements, including the Escrow Agent’s fees and the Vendor’s legal fees relating to reviewing and settling the Escrow Agreement, shall be payable by HDMC and shall not reduce the amount being held in escrow.

8.5	Concord Lease
At the Time of Closing, the Vendor shall terminate its existing lease of the Concord Property, the Purchaser shall execute and deliver the Concord Lease, and the Vendor shall cause the landlord of the Concord Property to execute and deliver the Concord Lease.

8.6	Richmond Occupancy License
At the Time of Closing, the Vendor and the Purchaser shall execute and deliver the Richmond Occupancy License, and the Vendor shall use commercially reasonable efforts to have the landlord of the Richmond Property provide any required consent relating thereto.

8.7	Non-Competition Agreements
At the Time of Closing, the Vendor, Don James and Malcolm Hunter shall enter into non-competition agreements with the Purchaser and HDMC in substantially the form attached as Exhibit E. Without limiting the foregoing, at the Time of Closing, the Vendor shall execute and deliver its Non-Competition Agreement, and shall deliver the executed Non-Competition Agreements of Don James and Malcolm Hunter.

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8.8	Transitional Services Agreement
The Vendor shall, for a period of up to six (6) months following the Closing Date, provide the Purchaser with such services as it may reasonably require with respect to the data centre operated by the Vendor from the Richmond Property in accordance with the terms of the Transitional Services Agreement. Without limiting the foregoing, at the Time of Closing, the Vendor and the Purchaser shall execute and deliver the Transitional Services Agreement.

8.9	HDFS Discharge
At or before the Time of Closing, the Vendor shall repay any and all amounts owing by it to HDFS Canada and shall cause Don James to tender his resignation with immediate effect of his position on the board of directors of HDFS Canada.

8.10	Dealer Network Relationships
The Vendor covenants and agrees to use commercially reasonable efforts to assist the Purchaser with respect to communications with the Dealers regarding the transactions contemplated in this Agreement and the impact of such transactions on each Dealer; and without limiting the generality of the foregoing to promptly organize “town hall” meetings with such Dealers to permit the Purchaser to efficiently communicate its transition plans to the Dealers. The costs of such town hall meetings shall be divided equally between the Purchaser and the Vendor. The Vendor shall take such steps as the Purchaser may reasonably direct, at the expense of the Purchaser, to minimize any disruption of the Purchaser’s current and prospective relationships with the Dealers. The Purchaser agrees that, as soon as practicable following the date hereof (and in any event within twenty (20) Business Days of the date of this Agreement), it shall provide written offers (which offers shall include reasonable security terms to secure the payment by Dealers of product purchases from the Purchaser) of dealership agreements (the “New Dealer Agreements”) to all of the Dealers as of the Closing Date (including, for greater certainty, the Dealership Business). Subject to provisions related to early termination, the New Dealer Agreements shall have a five year term (the “Full Term”) for the majority of Dealers and, in every case, a term ending no earlier than December 31, 2016. The Purchaser agrees that, subject to the foregoing, it shall offer a New Dealer Agreement to the Dealership Business to continue to operate as a retailer of Harley-Davidson products on terms and conditions comparable to those being offered to other Full Term Dealers. The Purchaser covenants and agrees that the New Dealer Agreements shall be effective contemporaneously with the termination of the Dealer Agreements. The parties acknowledge and agree that the requirements of Section 16.4 of the Distributorship Agreement requiring the Vendor to cause each of its Dealers to, upon termination of the Dealer Agreement, immediately remove from its premises and discontinue all use of the Trademarks and all materials bearing any of the Trademarks (including signs) shall be waived with respect to each Dealer.

8.11	Delivery of Books and Records
At the Time of Closing the Vendor shall deliver to the Purchaser all of the Books and Records. The Purchaser agrees that it will maintain and preserve the Books and Records so delivered to it for a period of seven (7) years from the Closing Date, or for such longer period as is required by

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any Applicable Law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with their affairs relating to its matters.

8.12	Litigation Support

(a)
Subject to Article 11, which the parties acknowledge shall apply exclusively to any legal proceeding to which the Vendor is a party on or following the Closing in relation to the Business (a “Vendor Proceeding”) in which a claim for indemnification has been made, each of the Purchaser and HDMC agrees to provide to the Vendor, as soon as practicable, and on an ongoing basis, all information reasonably determined by the Vendor to be necessary or beneficial to it in connection with the Vendor Proceeding.

(b)
To the extent that the Vendor requires the assistance of any employee of the Purchaser or HDMC in connection with the Vendor Proceeding, the Purchaser or HDMC, as applicable, shall provide the Vendor with access to such employee during normal business hours and the Vendor will use its commercially reasonable efforts to do so without undue interference to the business operations of the Purchaser.

(c)
Each of the Purchaser and HDMC acknowledges and agrees that the Vendor shall retain full and complete carriage of and control over any such Vendor Proceeding, other than any control the Purchaser may have with regard to indemnified matters pursuant to Article 11 hereof.

(d)
Any costs and expenses reasonably incurred by the Purchaser in providing information or access to its employees pursuant to the terms of this Section 8.12, including any out-of-pocket expenses and a reasonable reimbursement of employee wages, shall be reimbursed in full by the Vendor within thirty (30) days of receipt of an invoice from the Purchaser setting out the amount of such costs and expenses.

8.13	Employee Matters

(a)
Prior to the Closing Date, the Vendor agrees to provide the Purchaser with an up-to-date list of the names of the Employees upon the request of the Purchaser from time to time and not more than four (4) Business Days following any such request.

(b)
No later than two (2) Business Days after the commencement of the Interim Period, the Vendor shall give notice of termination of employment to all Employees, such termination to be effective upon and conditional upon Closing.

(c)	With respect to the proposed hiring of Employees by the Purchaser, the Vendor and Purchaser agree as follows:

(i)
By no later than thirty-five (35) days following the commencement of the Interim Period, the Purchaser shall interview and substantially complete initial offers of employment to such Employees as it chooses (the “Offered Employees”); with the offer of employment to be on such terms and conditions as the Purchaser may determine (the “Offer”).

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(ii)	The Vendor shall render all reasonable assistance to encourage each Offered Employee to accept the Offer.

(iii)	Offered Employees who accept the Offer shall be referred to hereinafter as the “Hired Employees”.

(iv)	The Purchaser shall recognize the past service of the Hired Employees with the Vendor and, if applicable, the Vendor’s predecessors for all purposes.

(d)
The Vendor shall employ all of the Offered Employees until the Time of Closing except for any Employees who prior to the Time of Closing: (i) have their employment terminated for cause; (ii) have their employment terminated with the Purchaser’s consent, which consent shall not be unreasonably withheld; (iii) voluntarily resign; or (iv) retire.

(e)
Except as otherwise provided in this Agreement, during the Interim Period, the Vendor shall not hire any employees or increase the wages of any Employees, or enter into any new agreements with any Employee, except as required by contract or Applicable Law, or with the written consent of the Purchaser.

(f)
Within fifteen (15) Business Days following the Closing Date, the Vendor shall settle, and pay to each of the Employees, all salaries, commissions, bonuses, and other amounts that were earned or that may become payable to or receivable by such Employees for all periods ending on or before the Closing Date, including accrued vacation pay in respect of their employment with the Business or any predecessor of the Business, and including pro-rata bonuses for the portion of the current bonus year that the Employees worked for the Vendor prior to the Closing Date.

(g)	The Purchaser shall indemnify the Vendor and hold it harmless in respect of Severance Costs payable by the Vendor to:

(i)	Employees who are not Offered Employees;

(ii)
Offered Employees who do not accept an Offer of comparable employment from the Purchaser, in which case, the indemnity shall be limited to minimum statutory requirements in respect of notice or termination pay, severance pay and benefits;

(iii)	Offered Employees who do not accept an Offer from the Purchaser that is not comparable; and

(iv)
Hired Employees who assert a claim against the Vendor in respect of any difference between the compensation and benefits available under the Offer and the compensation and benefits available to them with the Vendor as of the commencement of the Interim Period; it being understood and agreed that, in such case, the Purchaser’s indemnification obligation shall be limited to such difference over the applicable contractual or common law notice period.

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(h)	Notwithstanding the foregoing, the Purchaser’s obligation to indemnify the Vendor pursuant to this Section 8.13 shall be subject to the following:

(i)
such obligation shall be reduced by fifty percent (50%) of the amount by which the Severance Costs to the Employees would have been reduced had working termination notices been provided to the Employees on March 19, 2015 rather than the actual date of delivery of termination notices by the Vendor;

(ii)	the Purchaser shall not indemnify the Vendor in respect of its obligations to Lawson Greer or Ann Vandrick under any retirement agreements;

(iii)	the Vendor’s sole and exclusive obligation to provide Employees with their entitlement to pro-rata bonuses through the Closing Date in respect of the 2015 bonus year;

(iv)	the Purchaser’s obligation to indemnify the Vendor pursuant to this Section 8.13, subject to the qualifications provided for above, shall be subject to the provisions of Article 11; and

(v)	the Vendor shall take such steps as the Purchaser may reasonably direct to minimize any severance or related damages claims of the Employees.

(i)
Effective as of the Closing Date, the Purchaser shall be solely responsible for, and shall indemnify the Vendor and hold it harmless from and against, all salaries, commissions, bonuses and other amounts payable to Hired Employees earned in relation to any period of employment with the Purchaser, and all Severance Costs claimed by any Hired Employees (including as against the Vendor).

(j)
The Hired Employees shall cease to participate in, accrue benefits under or be covered by the Employee Plans as of the Closing Date. Effective on the Closing Date, the Purchaser shall establish employee plans (the “Purchaser Employee Plans”) which shall provide the Hired Employees with benefits as it determines in its discretion. As of the Closing Date, the Hired Employees shall commence participation in, accrue benefits under and be covered by the Purchaser Employee Plans.

(k)
The Purchaser will ensure that evidence of insurability or pre-existing conditions and eligibility periods in respect of the Purchaser Employee Plans are waived, except to the extent that such conditions and eligibility periods would have applied to the Hired Employees under the Employee Plans. The Purchaser Employee Plans shall honour any deductible, co-payment, coinsurance, or eligible out-of-pocket expenses paid or incurred by the Hired Employees, including with respect to their covered dependants, under the applicable Employee Plans from the beginning of the current coverage period to the Closing Date, as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Employee Plans.

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(l)
The Purchaser Employee Plans shall recognize service of the Hired Employees as recognized under the applicable Employee Plans for eligibility and determination of benefits under the Purchaser Employee Plans.

(m)
The Vendor agrees that it is responsible under the Employee Plans for any benefit related claims arising in respect of the Employees prior to the Closing Date, in accordance with the terms of such Employee Plans and Applicable Law. The Purchaser agrees that it is responsible for any benefit related claims arising in respect of the Hired Employees from and after the Closing Date in accordance with the terms of the Purchaser Employee Plans and Applicable Law. For greater certainty, the date on which a benefit claim arose will be:

(i)	in the case of a death claim, the date of death;

(ii)	in the case of extended health care benefits, including dental and medical treatments, the date of treatment;

(iii)	in the case of a claim for drug or vision care benefits, the date the prescription is filled; and

(iv)	in the case of a disability claim, the date of occurrence of an injury, the diagnosis of an illness, or any other event giving rise to such claim or series of related claims.

8.14	Non-Transferable and Non-Assignable Assets
To the extent that any of the Purchased Assets, or any claim, right or benefit arising under or resulting from such assets (collectively, the “Rights”) is not capable of being transferred without the approval, consent or waiver of any third Person, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any agreement or any Applicable Law, unless the approval, consent or waiver of such third Person is obtained and remedies such breach or violation, then this Agreement shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained. After the Closing and until the earlier of July 31, 2017 and the date on which all such Rights are transferred to the Purchaser, the Vendor shall respectively:

(a)	maintain its existence and hold the Rights as bare trustee and agent for the Purchaser;

(b)	comply with the terms and provisions of the Rights as bare trustee and agent for the Purchaser at the Purchaser’s cost and for the Purchaser’s benefit;

(c)	cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Rights to the Purchaser; and

(d)
enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Vendor arising from such Rights against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of the Purchaser.

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In order that the full value of the Rights may be realized for the benefit of the Purchaser, the Vendor shall, at the request and at the Purchaser’s expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser may specify, take all such action and do or cause to be done all such things as are, in the opinion of the Purchaser acting reasonably, necessary or proper in order that the obligations of the Vendor, under such Rights may be performed in such manner that the value of such Rights is preserved and enures to the benefit of the Purchaser, and that any moneys due and payable and to become due and payable to the Purchaser in and under the Rights are received by the Purchaser. The Vendor shall promptly pay to the Purchaser all moneys collected by or paid to it in respect of every such Right.

8.15	Personal Information
Each Party shall comply with Privacy Laws in the course of collecting, using and disclosing Personal Information. The Purchaser shall collect Personal Information prior to Closing only for purposes related to the transactions contemplated by this Agreement and as is necessary to determine whether to proceed with such transactions and, if the Purchaser does not elect to terminate this Agreement as provided herein, for the completion of such transactions. During the Interim Period, the Purchaser shall not disclose Personal Information to any Person other than to its Representatives who are evaluating and advising on the transactions contemplated by this Agreement and shall protect and safeguard (and cause its Representatives to protect and safeguard) the Personal Information against unauthorized collection, use or disclosure. If the Purchaser proceeds with the transactions contemplated by this Agreement, the Purchaser shall not, following the Closing, without the consent of the individuals to whom such Personal Information relates or as permitted or required by Applicable Law, use or disclose Personal Information:

(a)	for purposes other than those for which such Personal Information was collected by the Vendor prior to the Closing; and

(b)	which does not relate directly to the carrying on of the Business or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.
If the Purchaser proceeds with the transactions contemplated by this Agreement, the Purchaser shall, within a reasonable period of time after Closing, notify affected individuals of the transactions and that their Personal Information has been transferred to Purchaser. If the Vendor or the Purchaser terminates this Agreement as provided herein, the Purchaser shall promptly deliver to the Vendor all Personal Information in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries or extracts thereof.

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8.16	Use of “Deeley” Name
The Vendor covenants and agrees not to utilize the “Deeley” name for a period of ten (10) years following the Closing Date in association with power sport industry vehicles, with the exception of the use of the “Trev Deeley Motorcycles”, “Trev Deeley Foundation” and the “Deeley Exhibition” business names (and combinations or variations thereof), which names the Vendor is expressly permitted to use in connection with the Dealership Business and charitable and not-for-profit activities following the Closing Date. The Vendor further covenants and agrees to grant an exclusive, royalty-free license to the Purchaser to use the “Deeley” name for a period of ten (10) years following the Closing Date in association with power sport industry vehicles with the exception of the use of the “Trev Deeley Motorcycles”, “Trev Deeley Foundation” and the “Deeley Exhibition” business names (and combinations or variations thereof) pursuant to a license agreement between the Vendor and the Purchaser to be entered into at the Time of Closing, in the form attached hereto as Exhibit D (the “License Agreement”).

8.17	Customer Personal Information and CASL
The Vendor covenants and agrees that any data relating to the Vendor’s customers or prospective customers that is provided to the Purchaser on Closing will indicate whether that customer or prospective customer has provided express consent to receive CEMs from the Vendor for the purposes of CASL. An indication of express consent to receive CEMs from the Vendor shall mean, for consents obtained on or after July 1, 2014, that the express consent was obtained in the manner prescribed by CASL, and for consents obtained before July 1, 2014, that the express consent either: (i) was obtained in the manner prescribed by CASL; or (ii) constituted a valid express consent under Privacy Laws, and therefore is recognized as a consent compliant with CASL in accordance with a Regulatory Impact Analysis Statement available online (at http://fightspam.gc.ca/eic/site/030.nsf/eng/00271.html). The Vendor shall provide the Purchaser on Closing with all documentation and records it has retained evidencing such express consents and the Vendor’s CASL policy. The Vendor hereby confirms that it does not rely upon implied consent to send CEMs, and that the Vendor’s CASL policy that addresses reliance upon implied consent to send CEMs has not been utilized or applied by the Vendor as the Vendor has relied solely upon express consent to send CEMs. The Purchaser shall comply with CASL in respect of any CEMs sent based on the information provided by the Vendor.

8.18	Gift Card Program
The Vendor covenants and agrees to administer any and all outstanding gift cards under the Gift Card Program in the same manner as currently administered until such time as all obligations to the retail customers who have purchased gift cards under the Gift Card Program have been extinguished.

8.19	Infusion Hosting Services
On or before Closing with respect to the Infusion statement of work between the Vendor and Infusion Development Corp. (“Infusion”) whereby Infusion provides managed cloud hosting services for the Vendor’s UltraComm application (the “SOW”), the Vendor covenants and agrees to obtain and deliver to the Purchaser an acknowledgement and consent of Infusion consenting to

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the assignment to the Purchaser of the SOW and agreeing to a one (1) year extension of the term thereof commencing on the Closing Date on substantially the same terms and conditions, including, for greater certainty, pricing, as currently provided in the SOW.

ARTICLE 9 - CONDITIONS OF CLOSING

9.1	Conditions of Closing in Favour of the Purchaser

(a)
The purchase and sale of the Business and the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

(i)
Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement or any certificate or other document delivered pursuant hereto shall be true and correct at the Time of Closing in all material respects with the same force and effect as if such representations and warranties were made at and as of such time, except for any such representations and warranties that refer to or are expressed to be made as of a specific date, including the date of this Agreement, in which case such representations shall be true and correct in all material respects as of such date, and all representations and warranties that are on their terms qualified by materiality shall be true and correct, and a certificate executed by the Vendor dated the Closing Date, to that effect shall have been delivered to the Purchaser;

(ii)
Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser;

(iii)	No Material Adverse Change. No Material Adverse Change shall have occurred during the Interim Period;

(iv)
Regulatory Consents. There shall have been obtained from all appropriate Authorities such consents and approvals as are required to be obtained by the Vendor and the Purchaser to permit the change of ownership of the Purchased Assets contemplated hereby, including Competition Act Approval and ICA Approval and those other consents and approvals described in Schedule 4.6(a);

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(v)
Infusion Hosting Services. With respect to the Infusion statement of work between the Vendor and Infusion Development Corp. (“Infusion”) whereby Infusion provides managed cloud hosting services for the Vendor’s UltraComm application (the “SOW”), the Vendor shall have obtained and delivered to the Purchaser an acknowledgement and consent of Infusion consenting to the assignment to the Purchaser of the SOW and agreeing to a one (1) year extension of the term thereof commencing on the Closing Date on substantially the same terms and conditions, including, for greater certainty, pricing, as currently provided in the SOW;

(vi)
Required Contractual Consents. Other than those Contracts specifically contemplated in the Transitional Services Agreement, the Vendor shall have given or obtained those notices, consents and approvals described in Schedule 4.6(b) as the Purchaser reasonably considers to be material to the Business;

(vii)
No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the performance of any party’s obligations in this Agreement;

(viii)Workplace Safety and Insurance. The Vendor shall provide a clearance certificate or other similar documentary evidence from the Workplace Safety and Insurance Board or similar authority in each jurisdiction where the Vendor carries on the Business certifying that there are no outstanding assessments, penalties, fines, levies, charges, surcharges or other amounts due or owing to those authorities;

(ix)
Delivery of Conveyancing Documents. The Vendor shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation reasonably required by the Purchaser to transfer the Purchased Assets to the Purchaser with a good title, free and clear of all Encumbrances;

(x)
Closing Documents. Without limiting the generality of any other provision of this Section 9.1, the Purchaser shall have received at or before the Time of Closing sufficient duly executed original copies of the following:

(D)	a certificate of an officer of the Vendor attaching:

(i)	copies of the articles of incorporation of the Vendor;

(ii)	certificate of status of the Vendor; and

(iii)
copies of resolutions of the board of directors and shareholders of the Vendor, approving the transfer of the Purchased Assets and entry into this Agreement and the other agreements, documents and transactions contemplated under this Agreement, as applicable;

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(E)
a certificate of an officer of the Vendor confirming the matters contemplated in Section 9.1(a) and confirming that all conditions under this Agreement in favour of the Vendor have been either fulfilled or waived;

(F)	the Deeley-HDMC Agreement executed by the Vendor;

(G)	if applicable, termination agreements, in respect of Harley-Davidson Terminated Agreements not terminated under the Deeley-HDMC Agreement, executed by the Vendor;

(H)	the Escrow Agreement executed by the Vendor;

(I)	release from the Vendor of all claims it might have against HDMC substantially in the form attached as Exhibit G;

(J)	the Non-Competition Agreements executed by the Vendor, Don James and Malcolm Hunter;

(K)	the Concord Lease executed by the landlord of the Concord Property;

(L)	the Richmond Occupancy License executed by the Vendor;

(M)	the License Agreement executed by the Vendor;

(N)	the Transitional Services Agreement executed by the Vendor;

(O)
if applicable, a general conveyance, in a form reasonably satisfactory to the Purchaser, executed by Harley Owners Group Canada Inc. for the purposes of transferring all of its assets to the Purchaser;

(P)	an opinion from counsel to the Vendor dated the Closing Date confirming the matters warranted in subsections 4.1 (Organization) and 4.2(a) (Authorizations); and

(Q)	if applicable, the elections provided for in Section 3.8 and 3.9.

(b)
In case any condition, obligation or covenant of the Vendor to be performed prior to the Time of Closing shall not have been performed or fulfilled prior to such time, the Purchaser may terminate this Agreement by notice in writing to the Vendor and in such event the Purchaser shall be released from all obligations hereunder relating to this Agreement and unless the condition, obligation or covenant of the Vendor for the non-performance of which the Purchaser has rescinded this Agreement are reasonably capable of being performed or caused to be performed by the Vendor, then the Vendor shall also be released from all obligations hereunder relating to this Agreement; provided, however, that the Purchaser shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event

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of non-performance of any other condition, obligation or covenant in whole or in part. In case any condition, obligation or covenant of the Vendor to be performed prior to the Time of Closing shall not have been performed prior to such time, and if the non-performed condition, obligation or covenant of the Vendor were reasonably capable of being performed or caused to be performed by the Vendor, then:

(i)
the Purchaser may terminate this Agreement by notice in writing to the Vendor and in such event the Purchaser shall be released from all obligations hereunder relating to this Agreement and the Purchaser’s rights to pursue legal remedies against the Vendor will survive such termination unimpaired; and

(ii)
the Purchaser may elect to complete this Agreement by notice in writing to the Vendor and in such event the Purchaser shall be entitled to require the Vendor to complete the transaction with an abatement of the Purchase Price (the “Abatement”) equal to the aggregate of:

(A)	in the event that the Vendor fails to achieve the Motorcycle Target as provided for in Section 7.4:

(i)
if the Motorcycle Target is not achieved by an amount of units representing four percent (4%) or more but less than six percent (6%) of the Motorcycle Target, being between 324 and 484 units, the amount of One Thousand Seven Hundred and Fifty Dollars ($1,750) multiplied by the number of units by which the Motorcycle Target is not achieved; or

(ii)
if the Motorcycle Target is not achieved by six percent (6%) or more of the Motorcycle Target, being 485 or more units, the amount of Two Thousand Dollars ($2,000) multiplied by the number of units by which the Motorcycle Target is not achieved to a maximum of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000); and

(B)	in the event that the Vendor fails to achieve the Non-Current Model Target as provided for in Section 7.5:

(i)
if the Non-Current Model Target is not achieved by three percent (3%) or more but less than five percent (5%) of the Non-Current Model Target, being between 46 and 75 units, the amount of Two Thousand Five Hundred Dollars ($2,500) multiplied by the number of units by which the Non-Current Model Target is not achieved; or

(ii)	if the Non-Current Model Target is not achieved by five percent (5%) or more of the Non-Current Model Target, being 76 or more units, the amount of Three Thousand Dollars

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($3,000) multiplied by the number of units by which the Non-Current Model Target is not achieved to a maximum amount of Five Hundred Thousand Dollars ($500,000); and

(C)	in the event that the Vendor fails to achieve the May PAM Target as provided in Section 7.6:

(i)	if 55% of Users or more, but less than 56% of Users, the amount of Twenty-Five Thousand Dollars ($25,000);

(ii)	if 54% of Users or more, but less and 55% of Users, Fifty Thousand Dollars ($50,000); and

(iii)	if less than 54% of Users, Seventy-Five Thousand Dollars ($75,000);

(D)	in the event that the Vendor fails to achieve the June PAM Target as provided in Section 7.6:

(i)	if 56% of Users or more, but less than 57% of Users, the amount of Twenty-Five Thousand Dollars ($25,000);

(ii)	if 55% of Users or more, but less than 56% of Users, Fifty Thousand Dollars ($50,000); and

(iii)	if less than 55% of Users, Seventy-Five Thousand Dollars ($75,000);

(E)	in the event that the Vendor fails to achieve the July PAM Target as provided in Section 7.6:

(i)	if 47% of Users or more, but less than 48% of Users, the amount of Thirty-Three Thousand Dollars ($33,000);

(ii)	if 46% of Users or more, but less than 47% of Users, Sixty-Seven Thousand Dollars ($67,000); and

(iii)	if less than 46% of Users, One Hundred Thousand Dollars ($100,000); and

(F)
the amount of Twelve Million Dollars ($12,000,000) if the condition, obligation or covenant of the Vendor to be performed prior to the Time of Closing and not performed or fulfilled is the covenant set out in Section 7.7, the parties acknowledging the Abatement to be a genuine pre-estimate of the damages that would be suffered by the Purchaser arising out of the unperformed or unfulfilled condition, obligation or covenant specified in the Vendor’s notice in writing

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(including the rights of the Purchaser pursuant to Article 11 and any other indemnification provisions of this Agreement) and the Purchaser shall have no right to pursue further legal remedies against the Vendor for any loss arising out of the unperformed or unfulfilled condition, obligation or covenant specified in the Purchaser’s notice in writing.

(c)
For greater certainty, for the purposes of this Section, a condition shall be deemed reasonably capable of being performed or caused to be performed unless the circumstances giving rise to the non-performance could not reasonably have been anticipated at the date hereof and were beyond the reasonable control of the Vendor at the Time of Closing.

9.2	Conditions of Closing in Favour of the Vendor

(a)	The purchase and sale of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing:

(i)
Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement or any certificate or other document delivered pursuant hereto shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and all representations and warranties that are on their terms qualified by materiality shall be true and correct, and a certificate executed by the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor;

(ii)
Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor;

(iii)
No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the performance of any party’s obligations under any agreement contemplated in this Agreement to be executed and delivered by either party at the Time of Closing; and

(iv)
Closing Documents. Without limiting the generality of any other provision of this Section 9.2, the Vendor shall have received at or before the Time of Closing sufficient duly executed original copies of the following:

(A)	a certificate of an officer of Harley-Davidson Canada GP Inc. (the “GP”), on behalf of the GP and as general partner of the Purchaser attaching:

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(i)	copies of the articles of incorporation of the GP;

(ii)	a copy of the declaration of the Purchaser;

(iii)	a copy of the Purchaser’s limited partnership agreement;

(iv)	certificate of status of the Purchaser; and

(v)
copies of resolutions of the board of directors and shareholder of the GP, as general partner of the Purchaser, approving the transfer of the Purchased Assets and entry into this Agreement and the other agreements, documents and transactions contemplated under this Agreement, as applicable; and

(B)
a certificate of an officer of the GP, as general partner of the Purchaser, confirming the matters contemplated in Section 9.2(a) and confirming that all conditions under this Agreement in favour of the Vendor have been either fulfilled or waived;

(C)	the Escrow Agreement executed by the Purchaser and the Escrow Agent;

(D)	release from HDMC and its Affiliates of all claims such entities might have against the Vendor substantially in the form attached as Exhibit H;

(E)	the Concord Lease executed by the Purchaser and the related indemnity executed by HDMC;

(F)	the Richmond Occupancy License executed by the Purchaser;

(G)	the License Agreement executed by the Purchaser;

(H)	the Deeley-HDMC Agreement executed by HDMC;

(I)	if applicable, termination agreements, in respect of Harley-Davidson Terminated Agreements not terminated under the Deeley-HDMC Agreement, executed by HDMC or its applicable Affiliates;

(J)	the Transitional Services Agreement executed by the Purchaser; and

(K)	if applicable, the elections provided for in Section 3.8 and 3.9.

(b)
In case any condition, obligation or covenant of the Purchaser to be performed prior to the Time of Closing shall not have been performed or fulfilled prior to such time, the Vendor may terminate this Agreement by notice in writing to the Purchaser and in such event the Vendor shall be released from all obligations hereunder relating to this Agreement and unless the condition, obligation or covenant of the Purchaser for the non-performance of which the Vendor has rescinded this Agreement are

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reasonably capable of being performed or caused to be performed by the Purchaser, then the Purchaser shall also be released from all obligations hereunder relating to this Agreement, subject to Section 9.2(c); provided, however, that the Vendor shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part.

(c)
If the Purchaser terminates this Agreement by notice in writing to the Vendor and the transaction contemplated by this Agreement is not completed solely at the Purchaser’s election and not because a condition, obligation or covenant of the Vendor to be performed prior to the Time of Closing shall not have been performed or fulfilled prior to such time, the Purchaser will pay to the Vendor an amount equal to Two Million Dollars ($2,000,000) (the “Break Up Fee”), the parties acknowledging the Break Up Fee to be a genuine pre-estimate of the damages that would be suffered by the Vendor in such circumstances, and in full satisfaction thereof (including the rights of the Vendor pursuant to Article 11 and any other indemnification provisions of this Agreement). For greater certainty and without limiting the foregoing, this Section 9.2(c) shall expressly apply, without limitation, to termination by the Vendor in accordance with Section 9.2(b).

(d)
For greater certainty, for the purposes of this Section, a condition shall be deemed reasonably capable of being performed or caused to be performed unless the circumstances giving rise to the non-performance could not reasonably have been anticipated at the date hereof and were beyond the reasonable control of the Purchaser at the Time of Closing.

9.3	Survival of Disclosure Provisions
Notwithstanding any other provision of this Agreement, the obligations contained in Sections 12.2 and 12.3 and any confidentiality agreement entered into by the parties shall survive the early termination of this Agreement.
ARTICLE 10 - CLOSING DATE AND TRANSFER OF POSSESSION

10.1	Place of Closing
The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at the Time of Closing at the offices of Miller Thomson LLP, 58th Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3S1.

10.2	Further Assurances
From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after such date, at the expense of the requesting party, promptly execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting

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reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.
ARTICLE 11 - REMEDIES

11.1	Indemnification by the Vendor
Subject to the terms set forth in this Article 11, the Vendor agrees to indemnify and save harmless the Purchaser, its Affiliates, and their respective directors, officers, agents, employees and shareholders (collectively referred to as the “Purchaser Indemnified Parties”) from and against any or all Losses suffered or incurred by the Purchaser Indemnified Parties as a result of:

(a)	any breach by the Vendor of any representation or warranty of the Vendor contained in this Agreement;

(b)	any breach or non-performance by the Vendor of any covenant to be performed by it which is contained in this Agreement;

(c)	any Excluded Assets or any failure by the Vendor to pay, satisfy, discharge, perform or fulfil any of the Excluded Liabilities; and

(d)
any claim arising out of the Bulk Sales Act (Ontario) or any non-compliance by the Vendor with Section 6 of the Retail Sales Tax Act (Ontario), except to the extent that such claim relates to the Assumed Liabilities.

Notwithstanding the foregoing, the Vendor shall not be required to indemnify or save harmless the Purchaser Indemnified Parties in respect of any Loss referred to in Section 11.1(a) or Section 11.1(b) unless a Purchaser Indemnified Party shall have provided notice to the Vendor in accordance with Section 11.3 on or prior to the expiration of the applicable time period related to such representation or warranty set out in Section 6.1 or such covenant set out in Section 6.3.

11.2	Indemnification by the Purchaser
Subject to the terms set forth in this Article 11, the Purchaser agrees to indemnify and save harmless the Vendor, its Affiliates, and their respective directors, officers, agents, employees and shareholders (collectively referred to as the “Vendor Indemnified Parties”) from and against any or all Losses suffered or incurred by the Vendor Indemnified Parties as a result of:

(a)	any breach by the Purchaser of any representation or warranty contained in this Agreement;

(b)	any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement; and

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(c)	any failure by the Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities or any liabilities and obligations of the Business as operated by the Purchaser after Closing.
Notwithstanding the foregoing, the Purchaser shall not be required to indemnify or save harmless the Vendor Indemnified Parties in respect of any Loss referred to in Section 11.2(a) or Section 11.2(b), unless a Vendor Indemnified Party shall have provided notice to the Purchaser in accordance with Section 11.3 on or prior to the expiration of the applicable time period related to such representation or warranty set out in Section 6.2 or such covenant set out in Section 6.3.

11.3	Notice of Claim
In the event that a person entitled to indemnification hereunder (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which a party (the “Indemnifying Party”) has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available), the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis. Notwithstanding the foregoing, an Indemnified party shall provide notice of any Claim relating to Taxes no later than 30 days after the assessment or reassessment of such Taxes.

11.4	Direct Claims

(a)
With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have twenty (20) Business Days (for the purposes of this Section, the “Investigation Period”) to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of the Investigation Period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the parties are unable to resolve the dispute within a reasonable time of such written request, and in any event prior to the expiration of the Investigation Period (or any mutually agreed upon extension thereof), the dispute shall, at the request of either party, be determined by a court of competent jurisdiction.

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(b)
In connection with a Direct Claim arising out of a breach by the Vendor of its representation and warranty contained in Section 4.7, during the Investigation Period, the parties shall investigate the Claim for the purposes of making a determination as to whether or not any uncollected Accounts Receivable are in fact ultimately collectible. A Direct Claim in respect of such matter shall only be deemed to be valid to the extent that there is not a substantial likelihood that such Accounts Receivable are collectible through reasonable commercial efforts. If the parties are unable to resolve the dispute within a reasonable time, and in any event prior to the expiration of the Investigation Period (or any mutually agreed upon extension thereof), the dispute shall, at the request of either party, be submitted to PriceWaterhouseCoopers, Toronto (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (i) the Vendor and the Purchaser shall furnish or cause to be furnished to the Independent Accountants such working papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both the Vendor and the Purchaser within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be determinative of the amount of the Purchaser’s Direct Claim; and (iii) the unsuccessful party in respect of the aggregate of the issues in dispute shall bear the fees and costs of the Independent Accountants for such determination. The determined amount of the Direct Claim, if any, shall be paid within three (3) Business Days after the Independent Accountant’s determination becomes binding and conclusive on the parties pursuant to this Section 11.4(b).

11.5	Third Party Claims
With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s reasonable and substantiated out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

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11.6	Settlement of Third Party Claims
If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

11.7	Co-operation
The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

11.8	Trustee and Agent
The Vendor acknowledges that the Purchaser is acting as trustee and agent for the remaining Purchaser Indemnified Parties, on whose behalf and for whose benefit the indemnity in Section 11.1 is provided and that such remaining Purchaser Indemnified Parties shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. The Vendor agrees that the Purchaser may enforce the indemnity for and on behalf of such remaining Purchaser Indemnified Parties and, in such event, the Vendor will not in any proceeding to enforce the indemnity by or on behalf of such remaining Purchaser Indemnified Parties assert any defence thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.
The Purchaser acknowledges that the Vendor is acting as trustee and agent for the remaining Vendor Indemnified Parties, on whose behalf and for whose benefit the indemnity in Section 11.2 is provided and that such remaining Vendor Indemnified Parties shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. The Purchaser agrees that the Vendor may enforce the indemnity for and on behalf of such remaining Vendor Indemnified Parties and, in such event, the Purchaser will not in any proceeding to enforce the indemnity by or on behalf of such remaining Vendor Indemnified Parties assert any defence thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.

11.9	Exclusivity
Except for the rights of the Purchaser pursuant to Sections 9.1(b) and the rights of the Vendor pursuant to Sections 9.2(b) and 9.2(c), the provisions of this Article 11 and any other indemnification provisions of this Agreement shall be the sole and exclusive remedies for any Claim for breach of any covenant, representation, warranty, indemnity or other provision of this Agreement or any certificate delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief or a claim based upon fraud or wilful misconduct) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 11.

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11.10	Insurance Proceeds and Taxes
The amount of the Indemnifying Party’s liability under this Agreement shall be determined taking into account any applicable insurance proceeds and other savings, including tax savings, that reduce the overall impact of the Losses upon the Indemnified Party. Any payment under this Article 11, other than a payment pursuant to Section 8.13(g), shall be treated for tax purposes as an adjustment to the Purchase Price to the extent such characterization is proper and permissible under Applicable Law.

11.11	Right to Claim Escrow Amount
The Purchaser may give notice of a claim in any amount to which it may be entitled under this Article 11 under the Escrow Agreement. Neither the giving of notice of a claim under the Escrow Agreement nor the failure to do so will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it.

11.12	Set off
Notwithstanding any other provision of this Agreement, the Purchaser shall, before demanding any payment by the Vendor pursuant to the indemnification obligations of the Vendor pursuant to this Article 11 or the amount (if any) payable by the Vendor pursuant to Section 3.6(e), set off such amount against (i) the Escrow Amount; or (ii) any other amounts payable by the Purchaser to the Vendor whether under this Agreement or otherwise.

11.13	Limitations on Claims

(a)	Monetary Limitation.
With respect to those matters set out in Sections 11.1(a), in no event will the aggregate liability of the Vendor for indemnification hereunder exceed $2,500,000.

(b)	Damages from the Vendor.
No Losses may be recovered from the Vendor under this Article 11 with respect to those matters set out in Sections 4.17 and 4.21 unless and until the accumulated aggregate amount of such Losses of the Purchaser Indemnified Parties exceeds $25,000, in which event the aggregate amount of all such Losses may be recovered (up to the monetary limit described in Section 11.13(a) above). With respect to all other Losses, no Losses may be recovered from the Vendor under this Article 11 unless and until the accumulated aggregate amount of Losses of the Purchaser Indemnified Parties exceeds $100,000, in which event the aggregate amount of all such Losses may be recovered (up to the monetary limit described in Section 11.13(a) above). Such limitation shall have no application to any claim to recover Losses based on any incorrectness in or breach of the Fundamental Representations, or (ii) any other representation or warranty of the Vendor in this Agreement resulting from fraud or intentional misrepresentation.

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11.14	Other Limitations
No amounts shall be payable under this Article 11 for Losses to the extent such Losses were accounted for in favour of the Indemnified Party in the calculation of any adjustment to the Purchase Price pursuant to Sections 3.6 or 3.7.

11.15	GST/HST Gross Up
If any payment made by the Vendor or the Purchaser pursuant to Section 9.2(c) or this Article 11 is deemed by the ETA to include GST/HST, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly.
ARTICLE 12 - MISCELLANEOUS

12.1	Notices

(c)
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery, by overnight courier, by fax or other form of electronic transmission or by registered mail addressed as follows:

If to the Vendor to:
Fred Deeley Imports Ltd.
13500 Verdun Place
Richmond, British Columbia
V6V 1V2
Canada

Attention:    President
Fax No.:    (604) 273-2761

With a copy (which shall not constitute notice) to:
Blake, Cassels & Graydon LLP
199 Bay Street
Suite # 4000, Commerce Court West
Toronto, ON
M5L 1A9
Canada

Attention:     David Shaw
Fax No.:     (416) 863-4196

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If to the Purchaser and/or HDMC to:
Harley-Davidson, Inc.
3700 W. Juneau Ave.
Milwaukee, WI, USA
53208
Attention:    General Counsel
Fax No.:    (414) 343-4189
With a copy (which shall not constitute notice) to:
Miller Thomson LLP
Barristers and Solicitors
Scotia Plaza, 40 King Street West
Suite 5800, P.O. Box 1011
Toronto, ON
M5H 3S1
Attention:    Robert Stewart
Fax No:     416.595.8695

(d)
Any such notice or other communication delivered by personal delivery or overnight courier shall be deemed to have been given and received on the day on which it was delivered (or, if such day is not a Business Day, on the next following Business Day), and if transmitted by fax or other form of electronic transmission, on the day of transmission thereof if such day is a Business Day and is received before 5:00 pm (local time to the recipient) or otherwise on the next Business Day after the day of transmittal, provided that the party so transmitting the notice has received confirmation of its successful transmittal, and if mailed or sent by registered mail, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means personal delivery or recorded electronic communication as aforesaid. Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 12.1.

12.2	Announcements
The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

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12.3	Disclosure
Prior to any public announcement of the transaction contemplated hereby pursuant to Section 12.2, none of the parties shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

12.4	Reasonable Commercial Efforts
The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use reasonable commercial efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

12.5	Expenses
Except as otherwise provided in this Agreement, each party shall bear all expenses incurred by it in connection with the negotiation and entering into of the Agreement and the transactions contemplated therein including the fees and expenses of their respective counsel, accountants and financial advisors.

12.6	Counterparts
This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. Execution may be made by facsimile signature which, for all purposes, shall be deemed to be an original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF this Agreement has been executed by the parties.

HARLEY-DAVIDSON CANADA LP, by its general partner, HARLEY-DAVIDSON CANADA GP INC.
Per:	/s/ Anoop Prakash
Name: Anoop Prakash
Title: Director
I have the authority to bind the limited partnership

FRED DEELEY IMPORTS LTD.
Per:	/s/ Malcolm Hunter
Name: Malcom Hunter
Title: President
I have the authority to bind the company

HARLEY-DAVIDSON MOTOR COMPANY, INC.
Per:	/s/ John A. Olin
Name: John A. Olin
Title: Senior Vice President and CFO
I have the authority to bind the company

July 31st, 2015
Private and Confidential
Fred Deeley Imports Ltd.
13500 Verdun Place
Richmond, British Columbia
V6V 1V2

Attention: President

Dear Sirs:

Re:
Asset purchase agreement dated as of April 30, 2015 amongst Harley-Davidson Canada LP (the “Purchaser”), Fred Deeley Imports Ltd. (the “Vendor”) and Harley-Davidson Motor Company (the “Asset Purchase Agreement”) whereby the Purchaser agreed to acquire and the Vendor agreed to sell the Business and the Purchased Assets (as such terms are defined in the Asset Purchase Agreement).

And Re:	Capitalized terms otherwise undefined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.
In anticipation of the closing of the transactions contemplated by or in connection with the Asset Purchase Agreement, the parties have agreed to enter into this Side Letter to document their agreement on certain matters. The parties agree as follows:

1.
Notwithstanding the terms of the Asset Purchase Agreement or any transaction documents contemplated by the Asset Purchase Agreement, the Vendor and the Purchaser agree to the matters set out in Schedule “A” attached hereto.

2.	No amendment or waiver of this Side Letter shall be binding on any party unless consented to by such party.
- Signatures on next page -

If the terms of this Letter Agreement are acceptable to you, please confirm by executing a copy hereof.

HARLEY-DAVIDSON CANADA LP, by its general partner, HARLEY-DAVIDSON CANADA GP INC.
Per:	/s/ Anoop Prakash
Name:Anoop Prakash
Title:President

AGREED AND ACCEPTED this 31st day of July, 2015.

Fred Deeley Imports Ltd.
Per:	/s/ Malcolm Hunter
Name:Malcolm Hunter
Title:President
I have the authority to bind the Corporation

SCHEDULE “A”

ITEM	DESCRIPTION
1.
The Purchaser has agreed to reimburse the Vendor for the cost of the Vendor’s counsel to review the Escrow Agreement in the amount of $3,000, in satisfaction of such obligation under Section 8.4 of the Asset Purchase Agreement, and its equal share of the cost of the town hall meetings in the amount of $64,223.65, in satisfaction of such obligation under Section 8.10 of the Asset Purchase Agreement. Such amounts will be reflected as closing adjustments to the estimated Purchase Price and reflected in the statement of adjustments on Closing.

2.
The Vendor has agreed to include office furniture and equipment for 20 workstations and 1 conference room in Schedule “B” of the Richmond Occupancy License and such furniture and equipment will be considered “Furniture and Equipment” for the purposes of the Richmond Occupancy License. The Vendor shall be entitled to remove such furniture and equipment from the Richmond Property with advance notice to the Purchaser on any two consecutive days between December 15 and 31, 2015. The Vendor has agreed to allow the Purchaser to use training room tables, or comparable furniture, from the date that the office furniture and equipment for workstations is removed by the Vendor to and until December 31, 2015.

3.
The Purchaser and the Vendor have agreed to treat the effective closing time as 12:01 a.m. EDT on the Closing Date subject to delivery of purchase price funds and confirmation of the release of any escrow conditions with respect to closing documents by the Purchaser and the Vendor on Closing.

4.
The Vendor has agreed to provide the Purchaser with full access to its warehouse located at the Concord Property on July 30th and 31st, 2015 between the hours of 9:00 a.m. and 4:00 p.m. EDT for the purposes of conducting a physical inventory count of the Vendor’s inventory. The Vendor has further agreed that the results of such physical inventory count may be utilized by the Purchaser in the preparation of the Final Closing Date Financial Statement notwithstanding that the inventory count is conducted prior to the Closing Date, provided however, that such agreement does not impact the Vendor’s rights pursuant to Section 3.6(b) of the Asset Purchase Agreement.

5.
The Vendor and the Purchaser have agreed to use the Bank of Canada’s noon spot exchange rate on July 24, 2015 for the purposes of the conversion of any U.S. dollar amounts into Canadian dollar amounts included in the calculation of Purchase Price and otherwise reflected on the Statement of Proceeds and Adjustments.

6.
The Purchaser has agreed to accept delivery by the Vendor of an extension to the statement of work related to managed cloud hosting services for the Vendor’s UltraComm application to July 23, 2016 in satisfaction of the Vendor’s obligations contained in sections 8.19 and 9.1(a)(v) of the Asset Purchase Agreement.

7.
The Purchaser has agreed to assume the obligations under the FreeWheeler Loan Program arising from and after the Closing Date (and all such obligations shall be Assumed Liabilities), provided that any obligations incurred or accrued under the FreeWheeler Loan Program prior to the Closing Date (and for greater certainty, notwithstanding that such amounts may not be due and payable until after the Closing Date) shall be Excluded Liabilities.

8.
The Purchaser has determined that the transaction is not subject to the pre-notification provisions of the Competition Act, and therefore the Purchaser irrevocably waives the closing condition in Section 9.1(a)(iv) of the Asset Purchase Agreement.

9.
Attached as Schedule “A” is a list of the Assumed Contracts, which the Purchaser and the Vendor have agreed is true and complete and replaces the Assumed Contracts as defined in the Asset Purchase Agreement. The list of Assumed Contracts shall not be construed as amending or modifying Schedule 1.1(iiiii) (Vendor Contracts).

10.
The Purchaser shall be responsible for and shall indemnify the Vendor in respect of any damage to property, personal injury or death caused by the acts or omissions of Purchaser, its employees, subcontractors or agents occurring in the course of the Purchaser’s access to the Richmond Property or the Concord Property and to the Systems prior to the Closing. Provided that the Purchaser shall be given prompt written notice of and shall have control over the defense of any third party claims arising out of such damage; the Purchaser may agree, without Vendor’s prior consent, to any settlement that does not impose any liability on Vendor; and the Vendor shall upon the request of the Purchaser provide all reasonable assistance based on the resources available to Deeley in the defense of any third party claims (provided that the Purchaser shall reimburse all reasonable out-of-pocket expenses of the Vendor).

14579284.6